UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WINNEBAGO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Notice of Annual Meeting
of Shareholders
to be held December 17, 2013
To the Shareholders of Winnebago Industries, Inc.

The Annual Meeting of Shareholders of Winnebago Industries, Inc. will be held on Tuesday, December 17, 2013, at 4:00 p.m., Central Standard Time, in Winnebago Industries' South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa, for the following purposes:

1.	to elect three Class II directors to hold office for three-year terms;

2.	to provide advisory approval of executive compensation;

3.	to approve the 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan

4.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending August 30, 2014; and

5.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors of the Company has fixed the close of business on October 15, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof.

By Order of the Board of Directors

/s/ Scott C. Folkers
Scott C. Folkers
Secretary
Forest City, Iowa
October 29, 2013

Your Vote Is Important
Whether or not you expect to attend the meeting in person, please vote via the Internet or telephone or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

WINNEBAGO INDUSTRIES, INC.
605 West Crystal Lake Road - Forest City, Iowa 50436

FORWARD-LOOKING INFORMATION
Statements in this Proxy Statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Winnebago Industries, Inc., an Iowa corporation (the “Company,” “Winnebago Industries,” “we,” “us” and “our”), is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the fiscal year ended August 31, 2013 (the “2013 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held in our South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa on December 17, 2013, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof (the “Annual Meeting” or the “Meeting”).
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request a printed copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about October 29, 2013.
Only holders of Common Stock of record at the close of business on October 15, 2013 will be entitled to Notice of Internet Availability of Proxy Materials and to vote at the Annual Meeting. At such date, we had outstanding 27,998,992 shares of Common Stock, par value $.50 per share (“Common Stock”) that were eligible to vote. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon at the meeting. A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum for the Annual Meeting.
If you have returned your properly signed proxy or attend the Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum.
If you hold shares in your own name, by submitting a proxy you may either vote for or withhold authority to vote for each nominee for the Board of Directors, you may vote in favor or against or abstain from the ratification of the appointment of independent registered public accountant, you may vote in favor or against or abstain from the approval on an advisory basis of the executive compensation disclosed in this Proxy Statement, and you may vote in favor of or against or abstain from the approval of the 2014 Incentive Compensation Plan. If you sign and submit your proxy card without voting instructions, your shares will be in favor of each director and each other item considered for shareholder approval. If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Meeting. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from their customers. The ratification of the appointment of independent registered public accountants is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers' shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers. Under NYSE rules, brokers are also not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors (whether contested or uncontested) and to matters relating to executive compensation. As a result of the NYSE rules, unless they have received voting instructions from their customers, brokers may not vote their customers' shares on any other matters other than ratification of our independent registered public accountant.
Directors must be elected by a plurality of the votes cast at the Meeting. This means that the three nominees receiving the greatest number of votes will be elected as directors. Votes withheld from any nominee will still be counted for the purposes of establishing a quorum but will have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast. The ratification of the appointment of the independent registered public accountants and the approval of the 2014 Incentive Compensation Plan all require the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy. Withheld votes and abstentions with respect to these Items will have the same effect as a vote against the matter.
In addition, while the Board of Directors intends to carefully consider the shareholder votes resulting from the proposal under Item (2): Proposal For an Advisory Vote on Executive Compensation (the "Say on Pay" Vote), the final votes of shareholders will not be binding on the Company, but will be advisory in nature.
We are not now aware of any matters to be presented at the Annual Meeting other than the election of the three nominees described in this Proxy Statement, the advisory approval of executive compensation, the approval of the 2014 Incentive Compensation Plan, and the ratification of the appointment of independent registered public accountants. If any matters not described in this Proxy Statement are properly presented at the Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Meeting is adjourned, the proxies can vote your Common Stock on the new Meeting date as well, unless you have revoked your proxy instructions.
Before the Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. If, by request, you have received a printed copy of our proxy materials, you can appoint a proxy to vote your shares of Common Stock (i) by using the Internet (http://www.eproxy.com/wgo/), (ii) by calling the toll-free telephone number (1-800-560-1965) or (iii) you may indicate your vote by completing, signing and dating the proxy card where indicated and returning the card to us by 12:00 p.m. Central Standard Time on December 16, 2013.
If a proxy card is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A person may revoke a proxy electronically by entering a new vote via the Internet or by telephone or a proxy may be revoked by (i) giving written notice to the Secretary of the Company (the “Secretary”), (ii) subsequently granting a later-dated proxy, (iii) attending the Meeting and voting in person or (iv) executing a proxy designating another person to represent you at the Meeting and voting by your representative at the Meeting. Unless revoked, the shares represented by validly executed proxies will be voted at the Meeting in accordance with the instructions indicated thereon. To revoke a proxy by telephone or the Internet, you must do so by 12:00 p.m. Central Standard Time on December 16, 2013 (following the directions on the instructions as set forth in the Notice of Internet Availability of Proxy Materials or in the printed proxy materials received by request). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If no instructions are indicated on a proxy that is signed and received by us, it will be voted: (i) for the election of the three nominees for director named below (Item 1), (ii) for the advisory approval of executive compensation (Item 2), (iii) for the approval of the 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan (Item 3), (iv) for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for Fiscal 2014 (Item 4), and (v) in the discretion of the named proxies upon such other matters as may properly come before the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The following table contains information with respect to the ownership of the Common Stock by each person known to us who is the beneficial owner of more than 5% of the outstanding Common Stock. This information is based on ownership reported as of December 31, 2012 according to SEC filings of the listed beneficial owner unless more recent information was appropriate to be used.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially	% of Common Stock(1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	2,774,560(2)	10.0%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,295,959(3)	8.2%
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	2,207,786(4)	7.9%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	1,544,805(5)	5.5%

(1)	Based on 27,877,224 outstanding shares of Common Stock on October 15, 2013.

(2)	The number of shares listed for T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 8, 2013.

(3)	The number of shares listed for BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on February 1, 2013.

(4)	The number of shares listed for Royce & Associates, LLC is based on a Schedule 13G/A filed with the SEC on January 29, 2013.

(5)	The number of shares listed for Franklin Resources, Inc. is based on a Schedule 13G/A filed with the SEC on February 11, 2013.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock, as defined in Rule 13(d)(3) under the Exchange Act, at October 15, 2013 for (i) each of our directors, (ii) each executive officer of the Company as of the end of Fiscal 2013 named in the summary compensation table below, (iii) all executive officers and directors as a group.

Name	Shares of Common Stock Owned Beneficially(1)(2)	Exercisable Stock Options	Winnebago Stock Units(2)	Total Shares of Common Stock Owned Beneficially(1)	% of Common Stock(3)
Irvin E. Aal	6,500	28,000	21,554	56,054	(4)
Robert M. Chiusano	8,460	—	21,876	30,336	(4)
Jerry N. Currie	9,500	12,000	—	21,500	(4)
S. Scott Degnan	9,918	—	—	9,918	(4)
Lawrence A. Erickson	6,500	14,000	32,035	52,535	(4)
Robert L. Gossett	34,840	20,834	—	55,674	(4)
Sarah N. Nielsen	30,756	12,500	—	43,256	(4)
William J. O'Leary	37,863	25,000	—	62,863	(4)
Robert J. Olson	75,610	18,110	—	93,720	(4)
Randy J. Potts	58,116	8,500	—	66,616	(4)
Martha T. Rodamaker	—	—	1,810	1,810	(4)
Mark T. Schroepfer	16,000	—	2,549	18,549	(4)
Directors and executive officers as a group (15 persons)	335,712	146,111	79,824	561,647	2.0%

(1)	Includes shares held jointly with or by spouse and shares held as custodian, beneficial ownership of which is disclaimed.

(2)
Winnebago Stock Units held under our Directors' Deferred Compensation Plan as of October 15, 2013 (see further discussion of the plan in the Director Compensation section). These units are to be settled 100% in Common Stock upon the earliest of the following events: director's termination of service, death or disability or a "change in control" of the Company, as defined in said plan.

(3)
Based on 27,877,224 outstanding shares of Common Stock on October 15, 2013, together with 146,111 shares that directors and executive officers as a group have the right to acquire within 60 days of October 15, 2013 through the exercise of stock options, and shares representing the 79,824 Winnebago Stock Units held by directors under our Directors' Deferred Compensation Plan as of October 15, 2013.

(4)	Less than 1%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the our Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required for those persons, we believe that, during Fiscal 2013, all Reporting Persons complied with all applicable filing requirements.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure. Our By-Laws and Corporate Governance Policy delegate to the Board of Directors the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer ("CEO"). This decision is based upon the Board's determination of what is in the best interests of Winnebago Industries and our shareholders, in light of then‑current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors.

Mr. Potts was elected to the Board at the December 13, 2011, and was elected Chairman of the Board effective February 24, 2012, and continues to serve as the Chairman, CEO, and President. The Board continues to believe that this Board leadership structure is appropriate and in the best interests of the Company, given Mr. Potts' experience as the CEO and President, along with his previous service as Senior Vice President, Strategic Planning; Vice President, Manufacturing; Director of Manufacturing, and as General Manager of Manufacturing Services - a total of 30 years with Winnebago Industries, with strategic planning, manufacturing and administrative skills and experience. As part of the checks and balances on this type of Board leadership, Mr. Potts is subject to oversight and review by the Company's independent directors.

In addition, when the Chairman of the Board is the CEO or a Winnebago Industries employee, we have a designated independent Lead Director (as defined below), selected by directors who are not Winnebago Industries employees ("Non-Employee Directors"), with clearly delineated and comprehensive duties and responsibilities as set forth in our Corporate Governance Policy; this provides us with a strong counterbalancing governance and leadership structure that is designed so that independent Directors exercise oversight of our management ("Management") and key issues related to strategy and risk. In addition, only independent Directors serve on the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee of the Board; moreover, Non-Employee Directors regularly hold executive sessions of the Board outside the presence of the Chairman and CEO or any other Winnebago Industries employee; the Board's independent Directors also hold executive sessions at least once each year; such executive sessions are led by the Lead Director; and we have established a Shareholder and Other Interested Party Communications Policy for all shareholders and other interested parties.

The Board recognizes that, depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. The Company is committed to reviewing this determination on an annual basis.

Lead Director. According to the Company's Corporate Governance Policy, when the Chairman of the Board is also the CEO or an employee of the Company, the Non-Employee Directors shall select an independent director to preside or lead at each executive session (the “Lead Director”). The Company's Corporate Governance Policy sets forth the authority, duties and responsibilities of the Board of Directors' Lead Director as follows: convene and chair meetings of the Non‑Employee Directors in executive session at each Board meeting; convene and chair meetings of the independent directors in executive session no less than once each year; preside at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the non-management directors and independent directors; solicit the Non-Employee Directors for advice on agenda items for meetings of the Board; serve as a liaison between the Chairman and CEO and the Non‑Employee Directors; collaborate with the Chairman and CEO in developing the agenda for meetings of the Board and approve such agendas; consult with the Chairman and CEO on information that is sent to the Board; collaborate with the Chairman and the Chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approve such schedules; and if requested by major shareholders, ensure that he or she is available for consultation and direct communication. In performing the duties described above, the Lead Director is expected to consult with the Chairs of the appropriate Board committees and solicit their participation. The Lead Director also performs such other duties as may be assigned to the Lead Director by the Company's By-Laws or the Board.

Committees of the Board. The Board has established standing Audit, Human Resources, Nominating and Governance, and Business Development Advisory Committees to assist it in the discharge of its responsibilities. Each of such committees is governed by a written charter.

Committees of the Board
	Audit	Human Resources	Nominating and Governance	Business Development Advisory
Irvin E. Aal (1)	X	X	Chair
Robert M. Chiusano (1)		X		Chair
Jerry N. Currie (1)	X		X
Lawrence A. Erickson (Lead Director) (1)(2)	X	Chair
Robert J. Olson				X
Martha T. Rodamaker(1)	X		X
Mark T. Schroepfer (1)	Chair			X
Number of meetings in Fiscal 2013	4	5	4	4
Conducted a self-assessment of its performance	X	X	X

(1)	Determined to be "independent" under listing standards of the NYSE and our Director Nomination Policy (defined below).

(2)	Designated as an "audit committee financial expert" for purposes of Item 407, Regulation S-K under the Securities Act of 1933, as amended.

The principal responsibilities of each of these committees are described below.

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Audit Committee. Each year, the committee appoints the independent registered public accountant to examine our financial statements. It reviews with representatives of the independent registered public accountant the auditing arrangements and scope of the independent registered public accountant's examination of the books, results of those audits, any non-audit services, their fees for all such services and any problems identified by and recommendations of the independent registered public accountants regarding internal controls. Others in regular attendance for part of the Audit Committee meeting typically include: the Chairman; the CEO; the CFO; the Vice President, General Counsel and Secretary; and the Treasurer/Director of Finance. The Audit Committee meets at least annually with the CFO, the internal auditors and the independent auditors in separate executive sessions. The Audit Committee is also prepared to meet privately at any time at the request of the independent registered public accountant or members of our Management to review any special situation arising on any of the above subjects. The Audit Committee also performs other duties as set forth in its written charter which is available for review on our Web Site at http://www.winnebagoind.com/governance.html. The Audit Committee annually reviews its written charter and recommends to the Board such changes as it deems necessary. Reference is also made to the “Report of the Audit Committee” herein.

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Human Resources Committee. The Human Resources Committee's charter, which is available for review on our Web Site at http://www.winnebagoind.com/governance.html, establishes the scope of the committee's duties to include: (1) reviewing and approving corporate goals and objectives relevant to compensation of our CEO, evaluating performance and compensation of our CEO in light of such goals and objectives and establishing compensation levels for other executive officers; (2) overseeing the evaluation of our executive officers (other than the CEO) and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under our incentive compensation and equity-based plan; (4) reviewing and approving any executive employment agreements, severance agreements, and change in control agreements; (5) from time to time, reviewing the list of peer group of companies to which we compare ourself for compensation purposes; (6) reviewing and approving Board retainer fees, attendance fees, and other compensation, if any, to be paid to Non-Employee Directors; (7) reviewing and discussing with Management the Compensation Discussion and Analysis section and certain other disclosures including those relating to compensation advisors, compensation risk and say on pay, as applicable for our Form 10-K and proxy statement; and (8) preparing an annual report on executive compensation for our Form 10-K and proxy statement.

Role of Executive Officers — In Fiscal 2013, the Human Resources Committee delegated authority to designated members of Management to approve employment compensation packages for certain employees, not including the Named Executive Officers (NEOs) (as defined below), under certain circumstances. During Fiscal 2013, Mr. Potts as CEO, recommended to the committee proposals for base salary, target short-term incentive levels, actual short-term incentive payouts and long-term incentive grants for the other NEOs for Fiscal 2014. The committee separately considers, discusses, modifies as appropriate, and takes action on such proposals and the compensation of the CEO and other NEOs. See “Compensation Discussion and Analysis-Role of Executive Officers in Compensation Decisions” below for further detail.

Role of Compensation Consultants — The Human Resources Committee has periodically utilized an outside compensation consultant for matters relating to executive compensation. In Fiscal 2013, the committee retained a compensation consultant, Towers Watson, to conduct a new study on executive compensation beginning in Fiscal 2013 and continuing, that was initially reviewed by the committee in June 2013. As described in "Compensation Discussion and Analysis - Competitive Benchmarking" below, compensation decisions made during Fiscal 2013 relied in part upon the 2013 Towers Watson study.

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Nominating and Governance Committee. The Nominating and Governance Committee's charter, which is available for review on our Web Site at http://www.winnebagoind.com/governance/html, establishes the scope of the committee's duties to include: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) establishing a process by which shareholders and other interested parties will be able to communicate with members of the Board; and (4) developing and recommending to the Board a Corporate Governance Policy applicable to the Company. The committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating and Governance Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for director in accordance with our Director Nomination Policy, as discussed below. See also, "Fiscal Year 2014 Shareholder Proposals" below for a summary of the procedures that shareholders must follow.

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Business Development Advisory Committee. The Business Development and Advisory Committee's charter, which is available for review on our Web Site at http://www.winnebagoind.com/governance/html, establishes the scope of the committee's duties to include: (1) providing a Board of Director forum to Operational Leadership of Winnebago Industries to review, guide and advise members on subject matters of material importance as chosen by the Winnebago Operational Leadership and approved by the Board of Directors committee members; and (2) creating a working environment whereas topic related ideas, experiences and perspectives may be shared by all members with an objective to allow more complete and improved strategic analysis and decision making.

Our Board of Directors held five meetings during Fiscal 2013. Actions taken by any committee of the Board are reported generally to the Board of Directors at its next meeting. During Fiscal 2013, all of the directors attended more than 75% of the aggregate of Board of Directors' meetings and meetings of committees of the Board on which they served. Our Corporate Governance Policy, discussed below, encourages, but does not require, Board members to attend the Annual Meeting. At the last annual meeting, all of the then-current directors were in attendance.

Executive Sessions of Non-Employee Directors — Non-Employee Directors meet privately in executive sessions to consider such matters as they deem appropriate, without Management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors, as defined in the NYSE listing standards and the Director Nomination Policy (as defined below), is held at least once a year. During Fiscal 2013, all Non-Employee Directors were independent except for Mr. Olson. See "Director Independence" below. Mr. Erickson was chosen as Lead Director to preside at such executive sessions after December 13, 2011.

The Board has adopted the Corporate Governance Policy which incorporates the corporate governance principles by which we operate. The Nominating and Governance Committee annually reviews the Corporate Governance Policy and recommends any changes to the Board. A copy of our Corporate Governance Policy is available on our Web Site at http://www.winnebagoind.com/governance.html.

Nominations of Directors Policy. The Nominating and Governance Committee has adopted a Director Nomination Policy (attached as Appendix A to this Proxy Statement) (the "Director Nomination Policy") to assist it in fulfilling its duties and responsibilities in consideration of director nominations.

Briefly, the Nominating and Governance Committee will consider as a candidate any director who has indicated to the Nominating and Governance Committee that he or she is willing to stand for re-election, and who has not reached the age of 75 years prior to the date of re-election to the Board, as well as any other person who is recommended by any shareholder who provides the required information and certifications within the specified time requirements, as set forth in the Director Nomination Policy. The Nominating and Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.

In considering a potential nominee for the Board, candidates also will be assessed in the context of the then‑current composition of the Board, the operating requirements of the Company and the long‑term interests of all shareholders. In conducting this assessment, the Nominating and Governance Committee will consider diversity (including, but not limited to, age, experience and skills) and such other factors as it deems appropriate given the then‑current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Nominating and Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process, without regard to race, religion, gender, national origin or other protected category, and under no circumstances will the Nominating and Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors. The Nominating and Governance Committee considers and assesses the implementation and effectiveness of this process in connection with Board nominations annually to assure that it contains an effective mix of individuals to best further the Company's long-term business interests. Audit, Human Resources, and Nominating and Governance Committees all perform annual self-assessments of their effectiveness.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria as an "audit committee financial expert" as defined by SEC rules.

Policy and Procedures With Respect to Related Person Transactions. The Board of Directors adopted the Winnebago Industries, Inc. Related Person Transaction Policy and Procedures, which provides that the Nominating and Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each employee who is an immediate family member of a director or executive officer and whose compensation exceeds $120,000. The Chair of the Nominating and Governance Committee has delegated authority to act between committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than:

(1)	competitively bid or regulated public utility services transactions,

(2)	transactions involving trustee type services,

(3)	transactions in which the Related Person's interest arises solely from ownership of our equity securities and all equity security holders received the same benefit on a pro rata basis,

(4)	an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if:

(i)	the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC's executive and director compensation proxy statement disclosure rules; or

(ii)
the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC's executive and director compensation proxy statement disclosure rules as compensation earned for services if the executive officer was a NEO, as that term is defined in the SEC's executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors, or

(5)	if the compensation of or transaction with a director is or will be reported pursuant to the SEC's executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer, (2) 5% or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10% or greater beneficial interest.

The Nominating and Governance Committee will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy. Under the policy, the Chairman of the Nominating and Governance Committee has the authority to pre-approve or ratify (as applicable) any Related Person Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000.

The policy recognizes that certain Related Person Transactions are in our best interests and of our shareholders. Each of the following Related Person Transactions are deemed to be pre-approved by the Nominating and Governance Committee pursuant to the policy, even if the aggregate amount involved will exceed $120,000:

•
Certain transactions with other companies. Any transaction with another company at which a Related Person's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company's shares or other equity securities, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company's total annual revenues.

•
Certain Company charitable contributions. Any charitable contribution, grant or endowment by Winnebago Industries or the Winnebago Industries Foundation to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an officer), if the aggregate amount involved does not exceed $100,000.

The approval procedures in the policy identify the factors the Nominating and Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to: whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the Related Person's interest in the transaction, and whether the proposed Related Person Transaction is in compliance with or would require disclosure under applicable SEC rules and regulations, NYSE listing requirements and our policies.

The policy provides for the annual pre-approval by the Nominating and Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. During Fiscal 2013, there were no Related Person Transactions to disclose.

Corporate Governance Policies and Codes of Conduct. The Board of Directors has adopted a Corporate Governance Policy, a Director Nomination Policy, a Shareholder and Other Interested Party Communications Policy and written charters for its Audit Committee, Human Resources Committee and Nominating and Governance Committee.

The Board of Directors also has adopted a Code of Ethics applicable to all of our directors, officers and employees and the Code of Ethics for CEO and Senior Financial Officers (including the CFO and the Treasurer/Director of Finance). These policies, charters, codes and other items relating to our governance are available on our Web Site at http://www.winnebagoind.com/governance.html. These documents are also available in print free of charge to any shareholder who requests them in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436. Information contained on our Web Site is not incorporated into this Proxy Statement or other securities filings.

Director Independence. Under our Corporate Governance Policy and NYSE rules, the Board must have a majority of directors who meet the standards for independence under our Director Nomination Policy and applicable NYSE rules, respectively. The Board must determine, based on all of the relevant facts and circumstances, whether each director satisfies the criteria for independence. In accordance with the Director Nomination Policy, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered a variety of relevant facts and circumstances, including a review of all transactions and relationships between each director and director nominee or any member of his immediate family and the Company and its subsidiaries and affiliates known to the Company. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent. As a result of this review, the Board, at its meeting in October 2013, affirmatively determined that Mr. Aal (Class I director), Mr. Chiusano (Class II director), Mr. Currie (Class II director), Mr. Erickson (Class II director), Ms. Rodamaker (Class I director) and Mr. Schroepfer (Class III director), are independent as defined by the relevant provisions of applicable law, the NYSE listing standards and our Director Nomination Policy and that each independent director and nominee has no material relationship with Winnebago Industries. As a result of this review, the Board determined that a majority of directors are independent.

As a result, all members of the Audit Committee, Human Resources Committee and Nominating and Governance Committee are independent under these standards.

Mr. Olson (Class III director) is not considered independent because of his previous employment as Chairman and CEO of the Company. Mr. Potts (Class III director) is not considered independent because of his employment as Chairman, CEO and President of the Company.

Shareholder and Other Interested Party Communications with Directors. The Nominating and Governance Committee has adopted a policy for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties who desire to communicate with our directors or a particular director may write to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436; or e-mail: sfolkers@winnebagoind.com. All communications must be accompanied by the following information (i) if the person submitting the communication is a shareholder, a statement of the number of shares of Common Stock that the person holds; (ii) if the person submitting the communication is not a shareholder and is submitting the communication to the non-Management directors as an interested party, the nature of the person's interest in Winnebago Industries; (iii) any special interest, meaning an interest not in the capacity of a shareholder, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested parties to the Board of Directors will be reviewed by the Vice President-General Counsel and Secretary, or such other person designated by all non-Management members of the Board, and if they are relevant to, and consistent with, our operations and policies that are approved by all non-Management members of the Board, they will be forwarded to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Risk Management Oversight Process. We face a number of material risks, including financial and operational risks. Given the importance of monitoring these risks, the Board has charged its Audit Committee with oversight responsibility of the Company's overall risk management practices and policies. This includes the review with Management of policies and analysis with respect to financial risk, operational risk and the risk of fraud. On an annual basis, the Management team completes a risk assessment survey. The results of this survey are reviewed by the Audit Committee to facilitate financial statement, operational and strategic risk discussions at the senior management and overall Board level. The Audit Committee meets on a regular basis to review the business risk management practices, at which time applicable members of senior management, including our Chairman and CEO, and CFO, provide reports to the Audit Committee. While the Audit Committee retains this oversight responsibility, it coordinates this oversight with other committees of the Board having primary oversight responsibility for specific risks (see “Committees of the Board” above). Each of the Board's standing committees, in turn, receives regular reports from members of senior management concerning Management's assessment of Company risks within the purview of such committee.

Notwithstanding the Board's oversight delegation to the Audit Committee, the entire Board is actively involved in risk oversight. The Audit Committee annually reviews for the Board which committees maintain oversight responsibilities described above and the overall effectiveness of the policies and programs. In addition, at each of its meetings, the Board receives a report from the Chair of the Audit Committee, as well as from the Chair of each of the Board's other standing committees, each of which is chaired by an independent director. The Board then discusses and deliberates on the Company's risk management policies and practices. Through the process outlined above, the Board believes that the leadership structure of the Board supports effective oversight of the Company's risk management.

DIRECTOR COMPENSATION
Employee directors receive no additional compensation for serving on the Board or its committees. Upon review of a June 2013 Towers Watson study relating to director compensation, the Human Resources Committee approved, certain changes to Board compensation. The adjustments, which were effective beginning July 2013, were intended to provide Non-Employee Directors with a competitive compensation package to continue to attract and retain well qualified Board members. Those adjustments provided for the following changes: annual retainer was increased from $30,000 to $38,000 (paid in monthly installments) and it was determined after further review of the Towers Watson study that the Lead Director would receive $5,000 (paid in monthly installments as this position previously received no additional compensation). No further changes in compensation were made and the Fiscal 2013 compensation remained unchanged as follows: the Audit Committee Chairman receives an annual retainer of $10,000 (paid in monthly installments), the Chairs of the other Board committees receive an annual retainer of $5,000 (paid in monthly installments), meeting fees are $1,200 per day (regardless of the number of meetings attended in that day). Compensation for participation in Board or committee meetings telephonically also remains unchanged at $500. Additionally, a restricted stock grant of 2,000 shares was made to Non-Employee Directors during Fiscal 2013.
Mr. Olson resigned as Chairman of the Board and as an active employee of the Company effective February 24, 2012. It was recommended and approved by the Board of Directors on January 11, 2012, that Mr. Olson continue to represent Winnebago Industries on the Recreation Vehicle Industry Association (RVIA) board of directors and to be compensated at $1,200 per day for meetings plus expenses, until such time that either party decides to end this arrangement. Service to RVIA includes participation on the RVIA's Board of Directors, the Executive Committee, the Audit Committee, and Co-Chairman of the Go RVing Coalition. Mr. Olson's service to RVIA concluded on March 4, 2013 as management and staff of Winnebago Industries assumed applicable representative assignments within the RVIA.
DIRECTOR COMPENSATION TABLE

During Fiscal 2013 there were no awards of options, stock appreciation rights, or changes in pension value or non-qualified deferred compensation earnings made to Non-Employee directors. The following table sets forth the total compensation paid to each Non-Employee Director for Fiscal 2013, other than reimbursement for travel expenses:

Director	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation(1)(2)	Total
Irvin E. Aal	$46,434	$24,400	$4,846	$75,680
Robert M. Chiusano	46,933	24,400	9,817	81,150
Jerry N. Currie	40,233	24,400	—	64,633
Lawrence A. Erickson	49,434	24,400	10,233	84,067
Gerald C. Kitch (former director) (3)	14,543	24,400	3,636	42,579
Robert J. Olson	41,433	24,400	10,800	76,633
Martha T. Rodamaker	28,882	—	5,512	34,394
Mark T. Schroepfer	48,100	24,400	1,850	74,350

(1)
This amount includes a matching Company contribution equal to 25% of the cash retainer and fees that are deferred in Winnebago Stock Units at the election of directors Aal, Chiusano, Erickson, Kitch, Rodamaker, and Schroepfer and are accrued under the Directors' Deferred Compensation Plan. The Winnebago Stock Units are to be settled 100% in Common Stock upon the earliest of the following events: director's termination of service, death or disability or a “change of control" the Company, as defined in said plan. This plan was amended to eliminate the 25% match effective July 1, 2013.

(2)
None of the directors received perquisites and other personal benefits in an aggregate amount of $10,000 or more. Mr. Olson's other compensation includes $10,800 relating to payments he received from the Company for attending three RVIA meetings.

(3)	Gerald C. Kitch retired from the Board on December 18, 2012, the date of our 2012 annual shareholders meeting.

NON-EMPLOYEE DIRECTOR HOLDINGS AS OF OCTOBER 15, 2013
As of October 15, 2013, the aggregate number of stock awards, stock purchased, stock option awards and Winnebago Stock Units held by each Non-Employee Director is shown in the Voting Securities and Principal Holders Thereof section.

Our Corporate Governance Policy states that Non-Employee Directors have guidelines encouraging ownership of Common Stock, Stock Units or other equity equivalents equal in value to 400% of their annual retainer and that they attain this level of stock ownership within five years of becoming a director. Based on the holdings noted above, all Non-Employee Directors have met this goal, or are on track to meet this goal, within the prescribed five-year time frame.

DIRECTORS' DEFFERRED COMPENSATION PLAN

Effective April 1, 1997, the Board of Directors adopted the Winnebago Industries, Inc. Directors' Deferred Compensation Plan (as amended, the “Directors' Deferred Compensation Plan”). The purpose of the Directors' Deferred Compensation Plan is to enable Non-Employee Directors (the “Participants”) to receive their compensation for board service (the “Deferred Compensation”) in a form other than as direct payments and to defer taxes on such compensation. A Participant may elect to apply either 50% or 100% of his or her Deferred Compensation to either, but not both, of the following forms: “Money Credits” or “Winnebago Stock Units.” Money Credits are units credited in the form of dollars in accordance with the Participant's election to such Participant's account established by the Company. The Money Credits accrue interest from the credit date. The interest rate to be applied to the Participant's Money Credits is the 30-year Treasury bond yield as of the first business day of the plan year. The Board of Directors may from time to time prescribe additional methods for the accrual of interest on Money Credits with respect to Deferred Compensation. Winnebago Stock Units are units credited in the form of Common Stock of the Company in accordance with the Participant's election to such Participant's account established by the Company. The Common Stock utilized for purposes of the Directors' Deferred Compensation Plan will be our treasury shares and like all Common Stock, generally, will accrue dividends, if any, paid by us on our Common Stock. Winnebago Stock Units will be recorded in such Participant's account on the basis of the closing price of the Common Stock of the Company on the date upon which the account is to be credited, as officially reported by the NYSE. Any Participant investing Deferred Compensation in Winnebago Stock Units will receive a matching contribution from the Company equal to 25% of the Deferred Compensation so invested, which will be credited to the Participant's account and invested in Winnebago Stock Units. On March 20, 2013, the Board of Directors took action to amend the then current Directors' Deferred Compensation Plan effective July 1, 2013 to remove the Company's matching contribution. All other material aspects of the Directors' Deferred Compensation Plan remain in place.
Prior to removal of the matching contribution provision, the matching contribution to a Participant's Winnebago Stock Unit account vested on a graduated basis at the rate of 33-1/3% for each complete 12-month period of service as a director following the effective date of the Directors' Deferred Compensation Plan. Any matching Winnebago Stock Units thereafter recorded in the Participant's account after the Participant's completion of 36 months of service after the effective date of the Directors' Deferred Compensation Plan will be fully vested and non-forfeitable. Notwithstanding the above, the Participant's Winnebago Stock Unit account will become fully vested upon his or her attainment of age 69-1/2 while serving as a director. Under the Directors' Deferred Compensation Plan, participants are restricted from selling the Common Stock underlying the Winnebago Stock Units until the date the participant retires from the Board of Directors. In the event that a Participant terminates his or her service as a director, any unvested Winnebago Stock Units will be forfeited by the director. The Winnebago Stock Units credited to Participant's accounts are included in the Common Stock ownership table under the caption “Voting Securities and Principal Holders Thereof.” The directors, however, do not have any rights to vote or dispose of any shares of Common Stock underlying the stock units until their service as director ends.
In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, if the Directors' Deferred Compensation Plan administrator determines, in its sole discretion, that such change equitably requires an adjustment in the number of Winnebago Stock Units then held in a Participant's Winnebago Stock Unit account, such adjustments will be made by the Directors' Deferred Compensation Plan administrator and will be conclusive and binding for all purposes of said plan.
In the event of a “change of control" of the Company, as defined in the Directors' Deferred Compensation Plan, a Participant will receive a lump-sum distribution of his or her account within 30 days following his or her termination of service as a director after such change in control. Notwithstanding the above, in no event will a Participant's receipt of a distribution of Winnebago Stock Units from his or her accounts precede the six-month anniversary of his or her election to convert Deferred Compensation into Winnebago Stock Units.
The Winnebago Industries, Inc. 2004 Incentive Compensation Plan (the "2004 Plan") provides that Non-Employee Directors may receive “Stock Awards,” “Performance Awards” or “Non-qualified Stock Options” each as defined under the 2004 Plan (collectively, “Director Awards”) and may not be granted incentive stock options. Terms, conditions and limitations applicable to any Stock Awards or Performance Awards granted to a Non-Employee Director pursuant to this plan shall be determined by the Board. On the grant date, the grant price of a Non-qualified Stock Option shall be not less than the fair market value of the Common Stock subject to such Option. The term of the Non-qualified Stock Option shall extend no more than ten years after the grant date. Non-qualified Stock Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Non-qualified Stock Options awarded to directors pursuant to the 2004 Plan, including the grant price, the term of the Non-qualified Stock Options, the number of shares of Common Stock subject to the Non-qualified Stock Option and the date or dates upon which they become exercisable, shall be determined by the Human Resources Committee. No participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards or Performance Awards covering or relating to more than 10,000 shares of Common Stock or Non-qualified Stock Options for more than 20,000 shares of Common Stock during any fiscal year. The 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan will replace the 2004 Plan effective January 1, 2014, assuming the proposal contained herein is approved by the stockholders and the details of that plan are found within the proposal.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes with staggered terms, each consisting of approximately one-third of the total number of the members of the Board of Directors. Directors are elected for a term of three years. At the Annual Meeting, the term of office of the Class II directors (Messrs. Chiusano, Currie, and Erickson) will expire, and three persons will be elected to serve in that class until the annual meeting following our Fiscal Year 2016 or until their respective successors are elected. The terms of office of the Class III and Class I directors will expire at the annual meetings following our Fiscal Years 2014 and 2015, respectively. Each of our directors and director nominees currently serves as a director or executive officer of the Company.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

Nominees for Class II Directors to be Elected to Serve Until the Annual Meeting Following Fiscal Year 2016:

•
Robert M. Chiusano, 62, has been a director since 2008. Mr. Chiusano is currently a principal of RMC Consulting, a company focused on leadership development and operational excellence. Additionally, Mr. Chiusano is a former Executive Vice President and Special Assistant to the CEO and a former Executive Vice President and Chief Operating Officer - Commercial Systems of Rockwell Collins, Inc., (a publicly traded company listed on the New York Stock Exchange) a provider of communication and aviation electronic solutions for commercial and military applications. Based primarily upon Mr. Chiusano's extensive knowledge of strategic and organizational planning and acquisition management, his leadership experience as a former Executive Vice President at a communications and aviation electronics manufacturer, his tenure and contributions as a current Board and Board committee member, as well as his contributions as a community director to the University of Iowa Engineering Advisory Board and Coe College Board of Trustees, the Board concluded that Mr. Chiusano should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Jerry N. Currie, 68, has been a director since 1996. Mr. Currie is currently President and CEO of CURRIES Company, a manufacturer of steel doors and frames for the nonresidential construction industry. CURRIES Company is owned by ASSA ABLOY, a global leader in door opening solutions. Based primarily upon Mr. Currie's significant experience gained in manufacturing management and operations, his leadership experience as the current President and CEO at manufacturing companies, and his tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Currie should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Lawrence A. Erickson, 64, has been a director since 2005. Mr. Erickson is a former Senior Vice President and CFO of Rockwell Collins, Inc. Based primarily upon Mr. Erickson's significant experience in the areas of finance, accounting and auditing with public companies, his leadership experiences as a former Senior Vice President and CFO at a communications and aviation electronics manufacturer, and his tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Erickson should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

The Nominating and Governance Committee recommended, and the Board approved, the nomination of each person above.

Discretionary authority is solicited to vote for the election of a substitute for any of the Class II director nominees (Messrs Chiusano, Currie or Erickson) who, for any reason currently unknown, cannot be a candidate for election. The shares represented by proxy will be voted for the election as directors of these Class II directors named above if no direction is made otherwise. Please refer to “Voting Securities and Principal Holders Thereof” herein with respect to beneficial ownership of our Common Stock for each of our directors and nominees for director.

Class III Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2014:

•
Robert J. Olson, 62, has been a director since 2008. Previously he served as Chairman of the Board of Winnebago Industries (from May 2008 to February 2012), CEO (from May 2008 to June 2011), President (from May 2007 to January 2011), Vice President - Manufacturing (from August 1996 to January 2006) and numerous other positions within Winnebago Industries since his initial employment commenced in 1969. Based primarily upon Mr. Olson's extensive knowledge of Winnebago Industries and experience gained as a result of his over 36 years in various management positions at Winnebago Industries, his specific skills in strategic planning, financial operations, manufacturing and administration, his industry-wide contributions as a member of the Executive Committee of the Recreation Vehicle Industry Association Board of Directors and Co-Chairman of the Go RVing coalition, and his tenure and contributions as a current Board member and as former Chairman, the Board concluded that Mr. Olson should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Randy J. Potts, 54, has been a director since December 2011. Mr. Potts currently serves as Chairman of the Board (since February 2012), CEO and President of Winnebago Industries. Previously he served as Senior Vice President - Strategic

Planning (from November 2009 to January 2011), Vice President - Manufacturing (from 2006 to 2009), and various engineering and management positions within Winnebago Industries since his initial employment commenced in 1983. Based on Mr. Potts' extensive knowledge of Winnebago Industries and experience gained as a result of his over 30 years in various management positions at Winnebago Industries, his specific skills in strategic planning, financial operations, engineering, manufacturing and administration, and his contributions as a current Board member, the Board concluded that Mr. Potts should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Mark T. Schroepfer, 66, has been a director since December 2011. Mr. Schroepfer previously served as President, CEO, and Chairman of Lincoln Industrial Corp, a world leading designer and supplier of highly engineered lubrication systems from 1996 to 2005. From 1987 to 1995, Mr. Schroepfer served as Pentair Inc.'s Vice President of Finance and MIS, Corporate Controller, and President of Penwald Insurance Company. Based upon Mr. Schroepfer's significant skills and experience in mergers and acquisitions, strategic planning,manufacturing and financial operations and his leadership experience, the Board concluded that Mr. Schroepfer should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

Class I Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2015:

•
Irvin E. Aal, 74, has been a director since 2004. Mr. Aal is a former General Manager of the Case Tyler Business of CNH Global and predecessor corporation, a manufacturer of banded application business equipment. He is also the previous President and CEO of Tyler Industries, a privately owned specialized agricultural equipment manufacturing company. Based primarily upon Mr. Aal's significant skills and experience in manufacturing operations, sales and marketing, his leadership experience as a former President and CEO of an agricultural equipment manufacturer and General Manager of a global business equipment manufacturer, and his tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Aal should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

•
Martha (Marti) Tomson Rodamaker, age 51, has served as a director since 2012. Ms. Rodamaker has been the president, CEO, and a board member of First Citizens National Bank in Mason City, Iowa 50401 since 1997, and has been with First Citizens since 1992. Prior to that she spent five years working as a commercial banker and internal auditor at Norwest Bank in Minneapolis. Her education includes a Bachelor of Arts degree in economics from the University of Northern Iowa and a MBA in finance from the University of St. Thomas in St. Paul, Minnesota. She has an extensive history of working with companies in northern Iowa and through her education and years of experience offers a broad base of knowledge about all facets of business. Based upon Ms. Rodamaker's financial experience and leadership experience, the Board concluded that Ms. Rodamaker should serve as a director of Winnebago Industries at the time this Proxy Statement is filed with the SEC.

All of the foregoing have been employed in their principal occupation or other responsible positions with the same organization for at least the last five years or are currently retired after having served in responsible positions with the organization indicated.

EXECUTIVE COMPENSATION

Overview

Our success has been and will continue to be dependent on, among other things, our ability to attract, retain, motivate and reward the best talent available to us, including the employees identified in this Proxy Statement. The following provides an overview of the more detailed disclosure set forth in this section.

The primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives.

Overall, we normally compensate our executive officers with base salary, annual incentive awards and long-term incentives. For our executives as a group, we generally emphasize a conservative base salary compensation. We alternatively provide the potential for a greater incentive compensation component of total executive compensation. Annual and long-term operational and strategic goals identified by Management and approved by the Human Resources Committee of the Board of Directors (the “Committee”) are the foundation for the performance measurements used to determine annual and long-term incentive payouts to our executive officers.

Fiscal 2013 in Brief
During Fiscal 2013, the Company's compensation program, designed to reward performance, led to the following actions and actual Fiscal 2013 compensation being earned due primarily to the Company's strong performance in Fiscal 2013 and in the three-year period 2011-2013:

•	Fiscal 2013 annual incentive awards were earned and 1/3 of those awards were required to be paid in restricted stock awards which were granted subsequent to Fiscal 2013 per the terms of this plan.

•	Fiscal 2011-2013 Long-Term Incentive Plan incentive awards were earned, thus restricted stock awards were granted subsequent to Fiscal 2013 per the terms of this plan.

•	Restricted stock awards were granted to executive officers during Fiscal 2013 as described below but no options were granted (see "Long-Term Incentives" below).

In addition, executives are subject to Company Common Stock ownership guidelines to encourage executives to own and retain Company shares, to help align their interest with shareholders (see "Stock Ownership Guidelines" below).

In light of the philosophy and objectives of our executive compensation program described below, we believe that the basic elements of compensation offered to our executives were appropriate for Fiscal 2013.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout this discussion, we refer to our NEOs. The following individuals are our NEOs for Fiscal 2013:

•	Randy J. Potts, Chairman of the Board, CEO and President

•	Sarah N. Nielsen, Vice President, CFO

•	S. Scott Degnan, Vice President, Sales and Product Management

•	Robert L. Gossett, Vice President, Administration

•	William J. O'Leary, Vice President, Product Development
The Human Resources Committee. The Committee is responsible for discharging the Board's responsibilities relating to the compensation of the NEOs, for approving and evaluating all compensation of NEOs, including salaries, bonuses, compensation plans and policies, and other incentive programs. The Committee members are all "independent" in accordance with the New York Stock Exchange rules and the Company's Director Nomination Policy. The Committee acts pursuant to a charter that has been approved by our Board. Committee meetings are held regularly throughout the year, with four meetings typically held per fiscal year. The Committee meetings, in most instances, occur prior to regularly scheduled Board meetings, with telephonic meetings occurring as necessary. Other members of our Board of Directors are sometimes invited to attend the Committee meetings. In addition, others in regular attendance at the Committee meeting typically include the Chairman and CEO and the Vice President, Administration.
Compensation Philosophy. The Committee believes that the most effective compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives' interests with those of the shareholders by rewarding performance above established thresholds, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Compensation Peers (as defined below). Accordingly, the Committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and stock-based compensation that reward performance as measured against established goals.
Compensation Objectives. The Committee has worked with Management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering our strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:

•	align the interests of Management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with our business plans;

•	reward both business and individual performance; and

•	attract and retain key executives critical to our success.
These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance. In accordance with these compensation objectives, as described below, NEOs earned an annual incentive compensation at 222% of target as a result of our economic performance in Fiscal 2013 and also earned long-term incentive awards of 150% of target in Fiscal 2013 due to our performance for the three-year period Fiscal 2011-2013.

Competitive Benchmarking. In making compensation decisions, the Committee, at times, compares certain elements of total compensation against other comparable publicly traded and privately held companies in the same or related industry as ours, described below as the “Consultant Industry Group” and the “Proxy Industry Group” (collectively, the “Compensation Peers”).

The Committee has the sole authority to retain or terminate any compensation consultant used in the evaluation of compensation packages and has the sole authority to approve the consultant's fees. In Fiscal 2011, the Committee engaged an outside compensation consultant, Towers Watson (formerly Towers Perrin) (the “Consultant”), to conduct an analysis of the total compensation paid to our key executives, compared to companies of two comparative groups to which we may compete for talent (hereinafter, the “2011 Compensation Analysis”). The Consultant was retained by the Committee and has not performed any services for Management. The Committee engaged the Consultant to perform the 2011 Compensation Analysis, in part, to update a prior analysis prepared by the Consultant in 2007 (the "2007 Compensation Analysis"), and the 2011 Compensation Analysis was utilized by the Committee in part as a basis for base compensation decisions during Fiscal 2013.

The Consultant maintains a proprietary executive compensation database that contains information on the various compensation elements of over 800 publicly traded and privately held companies across several industries (the “General Consultant Database”). In connection with the 2011 Compensation Analysis, the Committee reviewed compensation information contained in the General Consultant Database and, in Fiscal 2011, additionally requested the Consultant to prepare compensation data from two comparable groups of companies that the Committee believed are more reflective of the market in which we compete for executive talent.

First, after examining the list of companies in the General Consultant Database, the Committee and Consultant formulated a group of companies found in the General Consultant Database that consisted of public and private companies generally considered to be in the same or related industry as ours, to include the following (the “Consultant Industry Group”):

A. T. Cross	Donaldson	Medicines Company
Ameron	Graco	Morgans Hotel Group
Arctic Cat	Harley-Davidson	PDI
ArvinMeritor	Herman Miller	Reddy Ice
Badger Meter	Hill International	StarTek
Barnes Group	HNI	Thermadyne Industries
Bemis	Intrepid Potash	Toro
Brady	ION Geophysical	Vertex Pharmaceuticals
Calgon Carbon	Kennametal
Dionex	L. B. Foster

The Committee and the Consultant separately considered data from proxy statements filed with the SEC by the following public companies that were generally considered to be in the same or related industry as ours, information for which may or may not have been made part of the General Consultant Database (the “Proxy Industry Group”):

Accuride Corp.	Federal Signal Corp.	Standard Motor Products Inc.
Amerigon Inc.	Flexsteel Industries Inc.	Standex International Corp.
Arctic Cat	Graco Inc.	Supreme Industries Inc.
Badger Meter Inc.	Kaydon Corporation	Tecumseh Products Company
Cascade Corp.	Miller Industries Inc.	Tennant Company
Columbus McKinnon Corp.	Shiloh Industries Inc.	Thor Industries Inc.
Drew Industries Inc.	Spartan Motors Inc.	Wabash National Corp.

Factors used in selecting companies in each of the Consultant Industry Group and the Proxy Industry Group, included:

•	the company's focus on manufacturing;

•	revenue size in comparison with ours; and

•	participation in automotive, transportation, recreational or lifestyle industries.

As part of the 2011 Compensation Analysis, the Committee and Consultant compared data from each of the Consultant Industry Group and Proxy Industry Group to data contained in the General Consultant Database and utilized, among other information, observations relating to data pertaining to specific job categories and industry trends. Market data in the General Consultant Database was adjusted according to these observations and regressed to our revenue size. The market analysis included data on fixed pay (base pay), and variable compensation (annual and long-term incentives).

The Committee relied, in part, on certain benchmark information derived from the Fiscal 2011 Consultant Industry Group and the Proxy Industry Group as a basis for decisions made for Fiscal 2013 base salary adjustments.

In addition, for Fiscal 2013, the Committee engaged Towers Watson to conduct an updated analysis of the total compensation paid to our key executives, compared to companies of two comparative groups to which we may compete for talent (hereinafter, the "2013 Compensation Analysis"). The Consultant was retained by the Committee and has not performed any services for Management. The Committee engaged the Consultant to perform the 2013 Compensation Analysis, in part, to update a prior analysis prepared by the Consultant in 2011 (the "2011 Compensation Analysis" described above), which was utilized by the Committee as a basis for Fiscal 2012 compensation decisions and any compensation decisions taking place in Fiscal 2013 prior to May 2013, the date of the updated analysis.

In connection with the 2013 Compensation Analysis, the Committee reviewed compensation information contained in the General Consultant Database as updated by Towers Watson in 2013.

The Committee and the Consultant also considered data from proxy statements filed with the SEC by the following public companies that were generally considered to be in the same or related industry as ours, information for which may or may not have been made part of the General Consultant Database (the "Proxy Industry Group"):

Accuride Corp.	Freightcar America, Inc.	Standard Motor Products Inc.
Alamo Group Inc.	Gentherm, Inc.	Standex International Corp.
American Railcar Industries, Inc.	Graco, Inc.	Supreme Industries Inc.
Arctic Cat Inc.	Johnson Outdoors	Tecumseh Products Company
Badger Meter Inc.	Kaydon Corporation	Tennant Company
Columbus McKinnon Corp.	Miller Industries Inc.	Thor Industries Inc.
Drew Industries Inc.	Polaris Industries	Wabash National Corp.
Federal Signal Corp.	Shiloh Industries Inc.
Flexsteel Industries Inc.	Spartan Motors Inc.

The Committee reviewed and considered changes to the comparable groups used in prior Compensation Analyses. While the Committee desires to maintain relatively consistent peer groups over time, the Committee adds and removes companies from the peer group for each Analysis.

Factors used in selecting companies in each of the Consultant Industry Group and the Proxy Industry Group, included:

•	the company's focus on manufacturing;

•	revenue and market capitalization size in comparison with ours; and

•	participation in automotive, transportation, recreational or lifestyle industries.

As part of the 2013 Compensation Analysis, the Committee and Consultant compared data from each of the General Consultant Database and Proxy Industry Group (together, the "Market Data") and utilized, among other information, observations relating to data pertaining to specific job categories and responsibilities. Market Data were adjusted according to these observations and regressed to our revenue size. The market analysis included data on fixed pay (base pay), and variable compensation (annual and long-term incentives).

The Committee will utilize benchmark information derived from the updated Fiscal 2013 Consultant Industry Group and the Proxy Industry Group as a basis for decisions to be made for Fiscal 2014 base salary adjustments and for adjustments relating to increased responsibility and promotion, and for Fiscal 2014 annual and future long-term incentive awards.

Compensation Process. The Committee reviews the benchmarking and performance evaluations prepared by Management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Committee considers our quantitative performance results; the overall need of the Company to attract, retain and motivate the executive team and the total cost of compensation programs.
In addition to the above, the Committee, at least annually, reviews executive compensation and benefits of the NEOs through the use of tally sheets. Each tally sheet identifies anticipated dollar amounts for individual components of executive compensation, including base salary, annual incentives, long-term incentives, equity awards, deferred compensation, benefits, perquisites and potential change in control and severance payments and accumulation of wealth over time from prior awards and stock sales and stock price performance. Each year's decisions for setting compensation targets for each annual and three-year incentive compensation measuring period are based on the Committee's evaluation of our business needs, goals and environment for that year.
Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for NEOs and approves recommendations regarding salaries, bonuses, and compensation plans and policies, and other incentive programs.
The CEO, at least annually, reviews the performance of each NEO (other than the CEO, whose performance is reviewed by the Committee). The conclusions reached and recommendations made by the CEO, including any salary adjustments and annual award amounts, are presented to the Committee. The Committee independently reviews and often modifies or makes adjustments to or on awards to each of the NEOs.
As noted above, the Committee directly evaluated the performance of the CEO. The Committee's review of the Chairman and CEO is conducted at least annually with full Board participation (excluding the CEO). The Committee ultimately must approve all compensation decisions for all executives, including the CEO.

Determining the CEO's Compensation. For Fiscal 2013, the Committee sets the CEO's total compensation package. The Committee meets in executive session to set the CEO's base pay, target annual and long-term incentive compensation and stock-based compensation for the NEOs. These determinations are based upon:

•	an evaluation of total compensation made to chief executive officers by certain issuers in the Company's Proxy Industry Group;

•	an evaluation of the CEO's performance for the fiscal year and previous three fiscal years conducted by the Committee;

•	an evaluation of the proposed total compensation of the CEO in comparison to other NEOs;

•	a comparison of the differential of total compensation made to chief executive officers in certain issuers in the Company's Proxy Industry Group; and

•	economic conditions, company financial performance and financial condition.
Determining Compensation for other NEOs. The Committee approves the annual compensation (including salary, target annual and long-term incentive compensation and stock-based compensation) for our NEOs (excluding the CEO), based upon:

•	the executive's scope of responsibilities;

•	a market competitive assessment of similar roles at certain issuers in the Proxy Industry Group;

•	internal comparisons to the compensation of other NEOs, including the CEO;

•
evaluations of performance for the fiscal year, as submitted by the CEO, and supported by performance evaluation documents, which may include feedback from the executive's peers, direct reports and other employees within the executive's division;

•	the CEO's recommendations for each other NEO's base pay, incentive compensation and stock-based compensation amounts; and

•	economic conditions, company financial performance and financial condition.
Timing of Compensation Decisions and Awards. The Board and the Committee establish meeting schedules annually, well in advance of each meeting to ensure a thorough and thoughtful decision process. Incentive compensation awards were made at regularly scheduled meetings. The following is a discussion of the timing of certain compensation decisions for Fiscal 2013 at the Company:

•	Fiscal 2013 annual and long-term incentive plans were approved at the June 2012 Committee meeting;

•	the NEOs' base salaries for Fiscal 2013 were reviewed beginning at the October 2012 Committee meeting and throughout Fiscal 2013.

•	the financial metrics for potential Fiscal 2013 annual and long-term incentive awards were established at the October 2012 Committee meeting;

•	the final determinations of annual and long-term achievement for awards payable for Fiscal 2013 and Fiscal 2011-2013, respectively, were made at the October 2013 Committee meeting.
Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision.
Risk Assessment of Compensation Decisions. In formulating and evaluating material elements of compensation available to our employees, including the NEOs, both the Board and the Committee takes into consideration whether any such programs may encourage excessive risk taking behavior. As part of these considerations and consistent with its compensation philosophy, the Committee seeks to formulate annual and long-term incentive compensation programs without encouraging excessive risk taking as an integral part of the applicable plan design. The Committee believes that the annual and long-term incentive programs as outlined below minimize risks that the NEO's short-term interests may not align with longer-term interests of shareholders, in that:

•	significant elements of the compensation rewards under our annual and long-term incentive compensation plans include stock-based compensation with required retention periods;

•	the financial metrics utilized under each of these plans are widely utilized measurements of shareholder value;

•	excessive compensation payment opportunities are avoided by the establishment of maximum levels of incentive payment opportunities; and

•	no changes to annual or long-term incentive program financial metrics have been made after the Committee initially establishes such metrics.

Beginning with Fiscal 2012 incentive compensation programs, the Committee has included “clawback” provisions for each of the annual and long-term incentive programs which, in part, provide for the recoupment of incentive compensation payouts in the event that payments are made based upon the achievement of financial results that are subsequently subject to a restatement due to material noncompliance with financial reporting requirements. See “Annual Incentive Plan” and “Long-Term Incentives” below. In addition, the Committee will amend its clawback policy as appropriate to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Based upon the above considerations, the Board determined that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or encourage excessive risk-taking behavior.

Accounting and Tax Effects. The Committee considers both the financial reporting and the tax treatment of compensation elements in its decision-making process. The Committee seeks a balance among the Company's best interests, fair treatment of the NEOs, minimizing taxation of the compensation offered to the NEOs, and striving for deductibility by the Company.
The Committee reviews the Accounting Standards Codification (ASC) 718 to determine the expense of each stock-based compensation grant made and its impact on our earnings per share. As a result, the Committee has limited grants of stock options and directed the use of more restricted stock grants and increased cash compensation for executives, including our NEOs, in part because of the more direct valuation and expensing of those awards.
From a tax perspective, IRC Section 409A made the taxation of certain grants more costly to the executives with no offsetting benefit to the Company. In response, the Committee froze its Executive Share Option Program in 2004 and all grants not vested before 2005 were terminated as permitted under the transition rule in the regulations under IRC Section 409A. The Committee established the Executive Deferred Compensation Plan, discussed below, to deliver that same element of the executives' competitive pay packages on a more cost-effective basis for the Company because the benefit is now provided with less tax exposure to the executive under IRC Section 409A. In addition, the Committee designed change of control agreements for executives, including the NEOs, to reduce amounts payable that otherwise would have been subject to an excise tax known as “excess golden parachute payments” as defined under IRC Section 280G and further amended such agreements in Fiscal 2009 in order to comply with IRC Section 409A. As described below under “Supplemental Executive Retirement Plan (SERP)/Split Dollar Life Insurance,” we converted benefits payable under the Executive Split Dollar Life Program to a Supplemental Executive Retirement Plan in Fiscal 2009 in order to comply with IRC Section 409A.
The Committee also is aware that IRC Section 162(m) limits deductions for compensation paid in excess of $1 million. In response, the Committee seeks to design much of the total compensation package of the NEOs to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee reserves the right to design and use compensation elements that may not be deductible within the rules of IRC Section 162(m), if those elements are deemed by it to be in the Company's best interests. See also the proposal regarding approval of the Company's 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan.

Application of 162(m) to Mr. Potts’ Compensation
IRC Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly traded corporations for compensation in excess of $1 million paid for any fiscal year to the CEO and the three other most highly compensated executive officers. IRC Section 162(m) generally exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. Among other requirements, compensation in excess of $1 million must be granted pursuant to performance based goals that are approved by shareholders every five years.
The Committee has historically attempted to preserve the deductibility of compensation paid to the NEOs by complying with the requirements of Section 162(m). In 2004, the Company’s shareholders approved the 2004 Plan which complied with Section 162(m). However, the Company has not resubmitted the performance-based goals to the shareholders since the 2004 Plan was originally approved.
In June of 2012 the Board approved the 2013 Officers Incentive Compensation Plan (an annual plan which was disclosed by the Company on a Form 8-K) and the specific metrics for the Plan were approved by the Committee on October 9, 2012. In Fiscal 2013, the Company’s performance resulted in total compensation earned by Mr. Potts of $1,593,909, of which $593,909 is in excess of the $1.0 million limit under IRC Section 162(m) and of which $946,913 was paid under the 2013 Officers’ Incentive Compensation Plan (“Plan”).
The Committee explored a number of alternatives to address this issue including: seeking shareholder approval of the Plan; paying Mr. Potts compensation up to the $1.0 million limit and granting Mr. Potts a restricted stock award subject to vesting and other requirements that would not trigger Section 162(m) this year; paying Mr. Potts the full compensation he earned and causing the Company to not be able to deduct compensation in excess of $1.0 million.
The Committee considered a variety of factors in determining what course it should take. First, the Committee believed that Mr. Potts’ leadership and performance significantly and positively impacted the Company’s profitability which benefited all shareholders. While after the fact shareholder approval is allowed as long as no compensation is paid under the Plan prior to the vote, submitting the Plan to a shareholder vote required that any compensation in excess of $1 million be put at risk if the shareholders did not approve the Plan. The Committee believed putting Mr. Potts’ compensation to a shareholder vote and putting any amount in excess of $1 million at risk was inequitable to him. It also considered the potential impact on Mr. Potts’ motivation and morale if the shareholders did not approve the Plan and he was not paid almost $600,000 of compensation that was earned based on standards and metrics that had been approved in advance. Based upon the foregoing the Committee did not believe it was appropriate to put the Plan to a vote of the shareholders.
The Committee determined that paying Mr. Potts part of his earned compensation up to the $1.0 million limit, and granting a stock award realizable in the future only created a potential Section 162(m) problem in future years, and put a significant amount of Mr. Potts’s compensation at risk, both from the standpoint of vesting and the standpoint of the potential volatility of the Company’s stock price. For many of the same reasons discussed in relation to seeking shareholder approval, the Committee did not believe this was a viable option.
Lastly, the Committee considered the quantitative immateriality of the loss of the Company’s deduction on $593,909 of compensation which would result in approximately $180,000 of additional tax obligations to the Company. The Committee compared the additional tax consequences to the Company with the benefits provided to all shareholders from Mr. Potts’

performance during Fiscal 2013, including, but not limited to, appreciation of the stock price, the benefits of keeping Mr. Potts motivated and incented for the Company and shareholders, and the advantages of avoiding any issues between the Company and Mr. Potts if part of his compensation was at risk.
In the final analysis, the Committee concluded that the best course of action was to pay Mr. Potts what he had earned under the compensation plans, regardless of the loss of deductibility. The Committee has also taken steps to assure that future compensation plans will be compliant with the requirements of IRC Section 162(m), subject to the Committee’s reserved right to design and use compensation elements that may not be deductible within the rules of IRC Section 162(m), if the elements are deemed by it to be in the best interests of the Company and its shareholders.
Compensation Design and Elements. In Fiscal 2013, the principal design components of compensation for each NEO were:

•	base salary;

•	annual incentive awards; and

•	long-term incentives.
Additional elements of the total compensation package for NEOs include executive benefits, perquisites and severance agreements, as described below. Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives. In Fiscal 2013, we made no material deviations from previously disclosed or projected payments or practices under these programs.
The following table shows the allocation of each NEO's base salary (at the beginning of Fiscal 2013) and annual and long-term incentive compensation opportunities between fixed and performance-based compensation (at actual performance).

Name	Fixed Compensation	Performance-Based Compensation
Randy J. Potts	34%	66%
Sarah N. Nielsen	38%	62%
S. Scott Degnan	44%	56%
Robert L. Gossett	38%	62%
William J. O'Leary	38%	62%
The Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long‑term incentive compensation. However, we believe that a smaller portion of potential total executive compensation should be attributed to base salary because it is a fixed component of total compensation. As a result, we have generally emphasized conservative base salary payments to NEOs, relative to our peer issuers in the Proxy Industry Group. We alternatively provide the potential for a greater incentive compensation component of total executive compensation, which is based predominately on the performance factors described below.
Base Salary. The base salary program was designed to compensate NEOs for specific skills and competencies required to perform their respective role and to provide executive leadership. We provide NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and responsibilities. The base salaries of our executives are also determined by considering such factors as:

•	experience of the executive;

•	time in position;

•	individual performance;

•	level of responsibility for the executive;

•	economic conditions, company financial performance and financial condition; and

•	data from Towers Watson 2011 and 2013 compensation analysis.
In general, base salary determinations are considered each year as part of the Committee's performance review process as well as upon a promotion or other change in job responsibility. Base salary is also used as the basis for calculating annual and long-term incentive awards and in calculating payments that may be paid upon a change in control, as described below. In Fiscal 2013, base salaries were reviewed by the Committee periodically throughout the year.

On December 18, 2012, upon a recommendation by the CEO, the Committee recommended an adjustment to the base salary of Mr. Degnan from $267,800 to $275,860 to be effective November 26, 2012 in recognition of his performance as a new officer of the Company in the position of Vice President, Sales and Product Management. No other adjustments were made to the base salaries of the CEO, CFO, and other NEOs during 2013 in accordance with financial and budget planning for Fiscal 2013.

Annual Incentive Plan
Officers Incentive Compensation Plan Fiscal Period 2013. Our NEOs are eligible for annual incentive awards under our Officers Incentive Compensation Plan Fiscal Period 2013 (the “Officers Incentive Compensation Plan”). The Officers Incentive Compensation Plan is designed to promote our growth and profitability by providing our executives with an incentive to achieve identified short-term corporate profit objectives and to attract and retain such executives who will contribute to the achievement of our growth and profitability.
The Officers Incentive Compensation Plan is a program established to provide for annual measurements of financial performance, with a corresponding opportunity for annual incentive payments based upon financial results measured against performance objectives set by the Committee. The amount of the participants' incentive compensation for the fiscal year is calculated under the Officers Incentive Compensation Plan to be in direct proportion to our financial performance expressed as a percentage (Financial Factor) against compensation targets for each participant as determined by the Committee.
Net income and return on invested capital, or ROIC, were chosen by the Committee as the key financial performance measurements under the Officers Incentive Compensation Plan for Fiscal 2013. The Committee selected net income as a key financial performance metric because:

•	net income is a definitive "bottom line" indicator of the Company's performance;

•	net income is a key performance metric clearly understood by our employees and our shareholders;

•	net income is a solid historic measurement of the Company's performance; and

•	net income is a good indicator of the rate at which the Company has grown profits.
Additionally, the Committee selected ROIC as the other key financial performance metric because:

•	ROIC is a critical indicator of how effectively a company uses its capital invested in its operations; and

•	ROIC is an important measurement for judging how much value the Company is creating.
The formula for calculating ROIC for Fiscal 2013 is reported net income divided by the average of beginning and ending Fiscal 2013 year-end total assets, less cash and non-interest bearing current liabilities. Additionally, the Committee determined that while ROIC is an important metric used to determine financial performance, no bonus would be payable under the ROIC portion of the Officers Incentive Compensation Plan unless a bonus is earned and is payable under the net income metric.

At its October 2012 meeting, the Committee approved the Fiscal 2013 financial performance metrics under the Officers Incentive Compensation Plan as illustrated in the table below:

Financial Performance Metrics	Threshold	Target	Maximum
Net Income (1)	$13,907,000	$19,930,000	$25,953,000
ROIC (2)	10%	15%	20%

(1)
The net income target for Fiscal 2013 was established at $19.9 million, after reviewing and evaluating the 2013 Fiscal Management Plan, which set a revenue growth target of 20% over Fiscal 2012, improved gross profit by 135 basis points over 2012, and increased income before income taxes by 174% over Fiscal 2012. The maximum net income goal was set at $26.0 million, which represents 130% of the target net income. The threshold net income was set at $13.9 million, which represents 70% of the target net income.

(2)
The ROIC threshold for Fiscal 2013 was established at 10% based on the historic performance of the Company over the trailing 10 years. The Committee believed that setting target and maximum at levels in the table above would provide for fair and equitable reward opportunity for executives while returning appropriate shareholder value.

The table below illustrates the bonus opportunity for the Officer Incentive Compensation Plan upon achievement of each of the financial performance metrics at threshold, target and maximum:

	Bonus Oppor- tunity (2)	Net Income Financial Factors(3)			ROIC Financial Factors(3)			Total Financial Factors
Officer (1)		Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Chairman, CEO and President	90%	14.25%	90%	180%	2%	10%	20%	16.25%	100%	200%
Other NEOs	60%	14.25%	90%	180%	2%	10%	20%	16.25%	100%	200%

(1)
A participant must be an employee at the end of the fiscal year to be eligible for the incentive except in connection with a Change in Control or as waived by the Committee for retirement, disability, or death.

(2)
The bonus opportunity is calculated by multiplying the above percentages against the total base salary of the NEO earned in the fiscal year. As illustrated above, if the target net income and ROIC financial performance metrics are achieved, the total financial factor of 100% would be used and the entire bonus opportunity would be earned (e.g. 90% of base salary of the Chairman,CEO and President). Any incentives earned under the Officers Incentive Compensation Plan are to be paid out in a mix of 2/3 cash and 1/3 restricted stock. The annual restricted stock grant portion is awarded as soon as practical after the final fiscal year-end compensation accounting is completed and upon approval by the Committee, with a one-year restriction on sale upon award.

(3)
In calculating the financial performance metrics for incentive eligibility under the Officers Incentive Compensation Plan, the financial performance metrics in Fiscal 2013 were weighted 90% to net income and 10% to ROIC at the maximum incentive potential. The Committee has placed more weight on net income growth due to its belief that net income is an excellent measurement as to overall company profitability for shareholders.
As provided by the Officers Incentive Compensation Plan, the Committee has the discretion and authority to make any and all determinations necessary or advisable for administration of the Officers Incentive Compensation Plan. In addition, under the Officers Incentive Compensation Plan, the Committee, on an annual basis, coordinates an evaluation of previously identified specific strategic organizational goals and priorities established by the Board of Directors. The Committee may adjust the core incentive eligibility and may modify the Financial Factors used in determining the incentive compensation by plus or minus 20% as determined by an evaluation of the results of those strategic organizational goals and priorities. Strategic performance is measured only at the end of the fiscal year and may have included previously established strategic factors including, but not limited to:

•	Revenue Growth	•	Customer Satisfaction
•	Market Share	•	Inventory Management
•	Product Quality	•	Technical Innovation
•	Product Introductions	•	Ethical Business Practices
•	Planning	•	Business Diversity Initiatives
For the purposes of the Officers Incentive Compensation Plan for Fiscal 2013, the Committee in October 2013 elected to modify amounts payable pursuant to net income and ROIC by a positive 12.36%. This process was derived through a rating process administered by the Committee with respect to certain categories of strategic factors: market share, product quality, diversity of business, and planning to include the development of an annual management plan, a strategic plan and succession plan. The Board viewed these strategic factors as the most critical elements, in addition to the financial metrics used under the plan, to measure the success of the Company.
The table below reflects the amount paid to NEOs under the Officers Incentive Compensation Plan:

Name	Bonus Opportunity	Net Income Incentive (1)	ROIC Incentive (2)	Strategic Modifier Incentive (3)	Total Incentive	Amount Paid in Cash (4)	Value Paid in Restricted Stock (4)
Randy J. Potts	$425,631	$766,136	$76,614	$104,163	$946,913	$631,275	$315,638
Sarah N. Nielsen	154,926	278,868	27,887	37,914	344,669	229,779	114,890
S. Scott Degnan	167,490	301,482	30,148	40,990	372,620	248,413	124,207
Robert L. Gossett	152,535	274,564	27,456	37,330	339,350	226,233	113,117
William J. O'Leary	155,483	279,870	27,987	38,051	345,908	230,605	115,303

(1)	A financial factor of 180% of the bonus opportunity was achieved under the Officers Incentive Compensation Plan due to Fiscal 2013 net income performance of $31.9 million.

(2)	ROIC incentive was 18.0% of the bonus opportunity for Fiscal 2013 as actual ROIC was 19.0%.

(3)	Company strategic modifier award established at a positive 12.36% of Fiscal 2013 net income and ROIC incentive.

(4)
The total award under the Plan was certified by the Committee on October 15, 2013, the 2/3 cash component was paid on October 18, 2013, and the 1/3 restricted stock component was determined based upon the closing price of the stock on October 15, 2013, all as presented above.

Beginning with Fiscal 2012, the Committee approved a recoupment or "clawback" provision. In part, the clawback provision in the Officers Incentive Compensation Plan provides for the recoupment of incentive compensation paid in the event the Committee reasonably determines that the performance certified by the Committee, and any payment made to a participant with respect to the Officers Incentive Compensation Plan, including the NEOs, was based on the achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, the participant, including the NEOs, will be obligated to repay to the Company such amounts as required under any rules or regulations adopted by the SEC under Section 10D(b)(2) of the Exchange Act, any rules or standards adopted by a national securities exchange on which the Company's equity securities are listed, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and as otherwise may be required under applicable law or Company policy, in each case as determined by the Committee.
Long-Term Incentives. We recognize long-term incentive opportunity as an important element of the total executive compensation program for NEOs. Long-term incentives are intended to retain and motivate executives and to encourage a strong link between Management objectives and shareholder long-term interests. Our long-term incentives include the Officers Long-Term Incentive Plan (the "Long-Term Incentive Plan") described below, together with long-term incentives provided through grants of stock options in previous fiscal years and restricted stock.
Officers Long-Term Incentive Plan. Our NEOs are eligible for incentive awards under the Long-Term Incentive Plan (the "Long-Term Incentive Plan"). Each year, the Committee establishes a three-year performance plan to promote our long-term growth and profitability and to attract and retain executives by providing the officers an opportunity for an incentive award consisting of restricted shares of the Company's Common Stock in order to encourage stock ownership and promote the Company's long term growth and profitability. Under the Long-Term Incentive Plan, the amount of a NEO's incentive compensation for the three-year period is calculated to be in direct linear proportion to our measured financial performance expressed as a percentage against compensation targets for each participant, as approved by the Committee. NEOs may be entitled to earlier vesting of awards under the Long-Term Incentive Plan in the event of a "Change of Control" (as defined in the Long-Term Incentive Plan), or as otherwise specified by the Committee. See "Potential Payments upon Termination or Change of Control - Long-Term Incentive Plan Payments" below.
The awards for achieving results under these overlapping but separate Long-Term Incentive Plans may vary by each three-year period and by NEO. In general, the awards are based upon our financial performance as measured against the specific three-year plan established by the Committee. The Committee has established financial measurements and awards for each specific three-year plan (as defined below). In October 2009, the Committee selected the metric of ROE to be utilized for Long-Term Incentive Plans and has not changed this metric since 2004. The Committee believes that the metric of ROE, which is an additional financial metric separate from the net income and ROIC metrics utilized under the Officers Incentive Compensation Plan, provides for a more complete measurement of the NEOs effectiveness and the value created for shareholders on a long-term basis. In addition, the Committee determined that awards, if any, under the Long-Term Incentive Plans would be made solely in restricted stock subject to a one-year holding period, in order to encourage stock ownership and promote our long-term growth and profitability and mitigate risk.
The formula used to determine ROE for the Long-Term Incentive Plans is to use the average of annual stockholders equity for the three year time-frame as defined by the respective plans divided by the corresponding three year cumulative net income.
The table below reflects the key parameters of each three-year Long-Term Incentive Plan as approved by the Committee:

Long-Term Incentive Plans	Date Approved	Bonus Opportunity (1)			ROE (3 year cumulative)			Actual ROE
		Threshold	Target	Maximum	Threshold	Target	Maximum
Fiscal 2011-2013 (the "2011-2013 Plan")	6/23/10	10%	100%	150.0%	10.0%	13.0%	22.0%	22.7%
Fiscal 2012-2014 (the "2012-2014 Plan")	6/21/11	10%	100%	150.0%	12.2%	15.3%	21.8%	(2)
Fiscal 2013-2015 (the "2013-2015 Plan")	6/20/12	10%	100%	150.0%	12.0%	19.0%	26.0%	(3)

(1)
The Long-Term Incentive Plans provides for a bonus of 25% of the annualized base salary to be awarded in restricted stock if the target ROE is achieved. The annualized salary figure utilized for measurement is the salary in place for each participant as defined in the respective plan.

(2)
Estimated future payouts of plan-based awards under the 2012-2014 Plan were reported in the Company's 2012 proxy statement in the columns designated "Threshold," "Target" and "Maximum" in the Grants of Plan-Based Awards Table in the "Compensation Tables and Narrative Disclosure".

(3)
Estimated future payouts of plan-based awards under the 2013-2015 Plan are reported in the columns designated "Threshold," "Target" and "Maximum" in the Grants of Plan-Based Awards Table in the "Compensation Tables and Narrative Disclosure" below. At its October 2012 meeting, the Committee approved the threshold, target and maximum ROE percentages under the 2013-2015 Plan which is illustrated above. The threshold of 12% was established based upon review of the Company's past 10 year average actual ROE performance. The maximum of 26% was established as the average annual ROE in the 10 years preceding the recession (1998-2007). The target was then established as the mid-point between threshold and maximum.

Actual ROE for the 2011-2013 Plan was above the 22.0% maximum, thus 150.0% of the bonus opportunity was achieved. The table below reflects the amount paid to eligible NEOs under the 2011-2013 Plan:

Name	Target Opportunity (1)	Value of 2011-2013 Plan Award (2)
Randy J. Potts	$52,498	$78,747
Sarah N. Nielsen	55,341	83,012
Robert L. Gossett	54,487	81,730
William J. O'Leary	56,134	84,201

(1)
The Long-Term Incentive Plans provides for a bonus (Target) of 25% of the annualized base salary to be awarded in restricted stock if the Target ROE is achieved. The annualized salary figure utilized for measurement is the salary in place for each participate as of September 2011.

(2)	Restricted stock was awarded on October 15, 2013 based on the value as presented above.
2004 Incentive Compensation Plan. The 2004 Plan was adopted to reward key employees and Non-Employee Directors by providing for certain cash benefits and additional means for those individuals to acquire Common Stock of the Company. The objective of the 2004 Plan is to further the Company's interests and those of our shareholders by providing incentives to key employees and Non-Employee Directors who contribute materially to our success and profitability. Additionally, we believe that the 2004 Plan serves to attract and retain certain key employees and Non-Employee Directors.
The 2004 Plan provides that employees and Non-Employee Directors may receive certain “Stock Awards,” “Performance Awards” and “Stock Options,” each as defined under the 2004 Plan. Terms, conditions and limitations applicable to any awards granted under the 2004 Plan are set by the Committee.

Insider Trading and Hedging. With respect to the Company's Insider Trading Policy, the policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information (as defined in the policy) in securities trading. Additionally, pursuant to the Insider Trading Policy, all directors, officers and employees are prohibited at all times from (a) holding any Company securities in a margin account; (b) engaging in any transactions involving puts, calls, or other derivative transactions relating to the Company's securities; and (c) short-selling or pledging securities of the Company.
Restricted Stock. We have utilized restricted stock awards to complement stock options and other 2004 Plan awards as a basis for long-term equity incentive compensation. The Committee recognizes that competitive market practices have resulted in an increased use of restricted stock awards as a part of total executive compensation strategy. Our stock awards are intended to retain and motivate officers or employees, including NEOs, to seek to improve long-term stock market performance and to enhance shareholder value by placing a portion of their compensation at risk and directly tied to our stock price appreciation. The Committee believes that restricted stock grants serve as a critical element of long-term compensation plan design. Restricted stock awards provide for an effective recruitment and retention tool, inspire increased motivation by providing ownership, maintain motivation because of intrinsic value even during periods of stock price fluctuations and further align the interests of Management and the shareholders.
From time to time, we make restricted stock awards to NEOs pursuant to the 2004 Plan. In October 2006, the Committee amended the 2004 Plan to reduce the minimum restriction period for non-performance-based stock awards. The Committee believed that a one year holding period was the most appropriate minimum restriction period to effectively motivate executives, including the NEOs, and key personnel participants.
Award Grants. On October 10, 2012, the Committee approved a grant award of shares of the Company's restricted common stock under the 2004 Plan, to the Company's Key Management Group (senior level managers) including the NEOs. The awards were made in acknowledgement of the hard work and dedication put forth by this management group, to inspire increased motivation by providing ownership, further align the interests of management and the shareholders and to continue to serve as a recruitment and retention tool.
The value of the restricted stock is based upon the closing price of the Company's Common Stock on the date of grant. The NEOs received restricted stock grants pursuant to the actions described above in the following amounts:

Name	Shares granted October 10, 2012	Value (1)
Randy J. Potts	28,000	$341,600
Sarah N. Nielsen	9,000	109,800
S. Scott Degnan	9,000	109,800
Robert L. Gossett	9,000	109,800
William J. O'Leary	9,000	109,800

(1)	Based on the closing price of the Company's common stock on October 10, 1012.
Pursuant to each restricted stock award agreement between the Company and each NEO, the restricted stock grants vest in annual increments of one-third commencing October 10, 2013. NEOs are entitled to receive dividends declared on the restricted stock beginning from the time the restricted stock is granted regardless of the vesting schedule of the restricted stock grants. In addition, NEOs may be entitled to earlier vesting upon a "change in control," as defined in the 2004 Plan, or if the award recipient has at least five consecutive years of service with the Company or any subsidiary and his or her employment is terminated due to voluntary retirement at age 60 or older, disability or death. Unvested awards of restricted stock will immediately terminate as a result of a recipient's involuntary termination of employment with the Company or any subsidiary.
Stock Ownership Guidelines. In 1999, the Committee adopted Stock Ownership Guidelines for executives. In general, each executive has five years from the date he or she becomes an executive to accumulate the appropriate number of shares. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our shareholders. Although these guidelines are not mandatory, executive officers are strongly encouraged to follow them. However, special personal circumstances may require an executive officer to depart from the guidelines.

The table below describes the ownership guidelines for the NEOs and the number of shares beneficially owned as of October 15, 2013 (not including exercisable stock options):

Name	Ownership Guidelines- Percentage of Annual Salary(1)	Value of Ownership Guidelines (1)	Actual Shares Beneficially Owned (2)	Value of Shares Beneficially Owned (2)	Percentage of Annual Salary Attained(2)
Randy J. Potts	400%	$1,891,692	58,116	$1,609,813	340%
Sarah N. Nielsen	250%	645,528	30,756	851,941	330%
S. Scott Degnan	250%	697,875	9,918	274,729	98%	(3)
Robert L. Gossett	250%	635,565	34,840	965,068	380%
William J. O'Leary	250%	647,848	37,863	1,048,805	405%

(1)	Based upon the annual base salary in effect for each of the NEOs as of August 31, 2013.

(2)	Based upon the closing market price of $27.70 per share, the Company's Common Stock as quoted on the NYSE on October 15, 2013.

(3)	Mr. Degnan became an officer for the Company in June 2012 and guidelines provide for a five year period in which to attain stock ownership in accordance with the guidelines.
Stock Options. Prior to Fiscal 2007, we provided long-term incentives under the 2004 Plan in the form of stock options granted to NEOs and other key Management personnel. Stock option grants are intended to retain and motivate NEOs to seek to improve long-term stock market performance and enhance shareholder value by placing a portion of an NEOs compensation at risk and directly tied to stock price appreciation. No stock options were granted to NEOs in Fiscal 2013.
Under the 2004 Plan, incentive and non-qualified stock options may be granted at any time for new hires, promotions or other compensation-based reasons as determined by the Committee. Previously granted stock option awards were approved by Committee at meetings following our fiscal year end. Any future stock options are expected to be granted at the closing market price on the date of grant by the Committee and, as such, will only gain value if the price of the Company's Common Stock underlying the stock option increases above the price of the Company's Common Stock on the date of the stock option grant and is exercised prior to the expiration of the option. Prior to Fiscal 2007, stock options were granted at the “prevailing market price” — the mean between the highest and lowest price on the date of the grant. Options are exercisable at such time or times and in such amount or amounts as determined by the Committee, generally vesting and exercisable over a three-year period in one-third increments per year, with the term of stock options extending no more than ten years after the grant date.
In addition, NEOs may be entitled to earlier vesting of stock option awards under the 2004 Plan in the event of a “change in control” (as defined in the 2004 Plan), disability, termination of employment or death. See “Potential Payments upon Termination or Change of Control—2004 Incentive Compensation Plan Payments” below. Additional vesting rules apply to incentive stock options and non-qualified options under the 2004 Plan pursuant to individual option award agreements entered into between each stock option grantee and the Company on the date of the stock option grant.
Benefits. Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees. The basic insurance package includes health, dental, disability and basic group life insurance coverage. In addition, employees, including the NEOs, may qualify for company subsidized retiree health care benefits (if hired before April 2001). Employees hired on or after April 1, 2001 and prior to April 1, 2009, while eligible to participate in our retiree health care program at “group rates,” are not eligible for any employer-provided subsidy. Employees hired on or after April 1, 2009 are not eligible to participate in our retiree health care programs as these programs are closed to all employees hired thereafter. Under our Long-Term Disability Plan, salaried employees are eligible for a monthly benefit based upon 60% of pre-disability earnings, up to a maximum monthly benefit of $10,000.
Except as specifically summarized in this Compensation Discussion and Analysis, we do not currently provide retirement payments and benefits for NEOs following his or her retirement, including, but not limited to, tax-qualified defined benefit plans and supplemental executive retirement plans.
Profit Sharing and Deferred Savings and Investment Plan. We maintain a 401(k) plan, the Winnebago Industries, Inc. Profit Sharing and Deferred Savings and Investment Plan (the “401(k) Plan”), which is a tax-qualified defined contribution plan maintained for the benefit of substantially all hourly and salaried employees, including our executives. The 401(k) Plan offers NEOs and all other employees the opportunity to defer a percentage of income that is a part of their base compensation. The Board may, at its discretion, also provide for a Company matching contribution at a rate set by the Committee and approved by the Board on a quarterly basis each calendar year. For Fiscal 2013, the Company made matching contributions equal to $0.20 for the calendar months of September through December 2012, and $0.25 for the calendar months of January through August 2013 per $1.00 employee contribution, up to 6% of the base compensation deferred by employees (subject to IRS limits and non‑discrimination testing). Although executives, including the NEOs, are eligible to participate in the 401(k) Plan, the application of the annual limitation on contributions under the IRC prevents executives from participating at the same level as non-executives. This compensation element is tax-deferred and is not intended to affect the value of any other compensation element.
Supplemental Executive Retirement Plan (SERP)/Split Dollar Life Insurance. In 1988, the Board of Directors approved the adoption of an Executive Split Dollar Life Insurance Program with respect to certain executives. The primary purpose of this insurance was to provide these executives with supplemental retirement income for a period of 15 years after retirement. Additionally, this insurance was intended to provide a liquid asset to heirs of executives to pay estate taxes, thereby minimizing the necessity for their estates to sell large blocks of shares of the Company's Common Stock to pay estate taxes, which sales might disrupt the market for our shares. We have not offered this insurance as a continuing part of the NEO total compensation package or to other members of Management since 1998 due to regulatory and tax changes that made this program less attractive, but have maintained the benefit for those originally participating in the program. The plan is funded with individual whole life insurance policies owned by the named insured executive. The life insurance premiums were initially paid by the Company on the life of the executives and the executive receives life insurance and supplemental cash payments during the 15 years following retirement. We will “cost recover” materially all of the premiums paid by the Company at the executive's death, as each insured executive has collaterally assigned to us the right to receive proceeds in an amount equal to the total dollar value of premiums paid by the Company.
In 2008, the Board of Directors converted benefits payable under the Executive Split Dollar Life Program to a Supplemental Executive Retirement Plan (SERP) as a result of changes in the tax and accounting regulations and rising administrative costs. The redesign was implemented in order to comply with IRC Section 409A and to control administrative costs. Benefits payable under the redesigned SERP are substantially similar to the Executive Split Dollar Life Insurance Program. However, the underlying life insurance policies previously owned by the named insured executive became company-owned life insurance (COLI) by a release of all interests from the participant and assignment to us as a prerequisite to participation in the SERP and conversion from the Executive Split Dollar Life Insurance Program. Pursuant to the SERP, benefit payments are stated as a particular dollar amount in a participation agreement and paid directly from us, no longer linked to the COLI. This program remains closed to new employee participation. Only Mr. O'Leary participates in the SERP.
Executive Share Option Program. We established the Executive Share Option Program in 1997 to provide executives with an opportunity to defer a portion of their compensation in the form of options to purchase shares of mutual funds invested in companies other than Winnebago Industries. Due to the enactment in 2004 of Section 409A of the IRC, which provided new tax rules for deferred compensation plans, the Executive Share Option Program was frozen effective December 31, 2004. Accordingly, there have been and will be no new deferrals or contributions to the Executive Share Option Program after that date and no new participants may enter the plan. Only Mr. Potts, Mr. O'Leary and Mr. Gossett have accounts in the Executive Share Option Program. We maintain the account balances as part of the executives' past compensation to be paid in the future in accordance with the terms of the plan, but these accounts are not considered a currently active part of the total compensation package of any NEO participating in the plan.
Executive Deferred Compensation Plan (2007) (Non-Qualified Deferred Compensation Plan). In 2006, the Board adopted the Winnebago Industries, Inc. Executive Deferred Compensation Plan (as amended and restated, the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan permits executive officers, including the NEOs, to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan became effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. The Executive Deferred Compensation Plan was amended and restated effective in 2011 to clarify administrative procedures and further substantiate compliance under IRC 409A.
Under the Executive Deferred Compensation Plan, executive officers and certain key employees may annually choose to defer up to 50% of their salary and up to 100% of their cash incentive awards. The Committee may, from time to time and in its sole and absolute discretion, select the available investments in which a participant's deferred benefit account may be deemed invested (“Available Investments”).
Each participant may designate the Available Investments in which his or her deferred benefit account will be deemed invested, and the percentage of his or her deferred benefit account that will be invested in each Available Investment, for purposes of determining the amount of earnings or losses to be credited or debited to his or her deferred benefit account.
A participant in the Executive Deferred Compensation Plan will, upon the first to occur of the following events, be entitled to a payment (a “Deferred Benefit”) equal to the amount of his or her deferred benefit account as of the determination date coinciding with such event:

•	date certain (which must be selected by the participant in his or her participation agreement and which cannot be changed except as otherwise provided in the Executive Deferred Compensation Plan);

•	separation from service;

•	disability;

•	death; or

•	change in control.
Under the Executive Deferred Compensation Plan, we are required to pay to the participant (or the participant's beneficiary), his or her Deferred Benefit in one of the following forms (as elected in the participation agreement filed by the participant with the administrator of the Executive Deferred Compensation Plan):

•	a lump-sum payment; or

•
a monthly payment of a fixed amount which shall amortize the participant's Deferred Benefit in equal monthly payments of principal and interest over a period from 2 to 120 months (as selected by the participant on his or her participation agreement);

in the event of death, disability or change in control, we are required to pay to the participant (or the participant's beneficiary) the total value of his or her Deferred Benefit in a lump-sum payment.
In the absence of a participant's election as to the form of the payout, a participant's Deferred Benefit account will be paid over a 120-month period.
The Executive Deferred Compensation Plan was established to provide a replacement to several of the executive non-qualified deferred compensation programs that, as described above, were previously frozen. The Committee believed that it was important to provide a current program that would permit executives to defer a portion of their compensation on a voluntary basis to supplement future retirement income due to contribution limitations on our qualified 401(k) Plan.
Perquisites. We provide NEOs with limited perquisites that the Committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. We avoid most of the perquisites provided to executives at many other companies and, as such, we do not provide company cars, an executive dining room, paid country club memberships or paid financial counseling. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Based upon this periodic review, perquisites are awarded or adjusted on an individual basis. NEOs are not automatically awarded all, or in equal amounts, perquisites granted by the Company.
Executive Physical. In an effort to encourage executives to monitor and maintain good health, we pay for voluntary annual physical examinations for executives, including the NEOs.
Motor Home Use. We provide each of our executives, including NEOs, an opportunity to utilize our motor homes on a periodic and temporary basis. We encourage the executive to have first hand understanding of the recreational vehicle lifestyle experienced by our customers and to provide the executive with the opportunity to evaluate product design and efficiency.
Company Aircraft. Our aircraft is intended to be used only in the conduct of official company business. When our aircraft makes flights in the conduct of company business, NEOs while not on official company business as well as other passengers who are not company employees may occupy seats only when approved by the CEO. Occasionally, spouses or guests of NEOs may accompany the executive on a flight or may occupy an available seat on the aircraft. As appropriate, imputed cost of aircraft use is treated as compensation and reported according to IRS regulations. In Fiscal 2013, none of the NEOs utilized our aircraft for personal use.
Other Matters

Impact of Prior Compensation and Consideration of Company's Fiscal 2012 “Say-on-Pay” Vote. In general, prior compensation did not serve to increase or decrease Fiscal 2013 compensation amounts paid to NEOs. The Committee considers NEO compensation on a yearly basis and a three (3) year period under the Officers Long Term Incentive Plan. The Committee's primary focus is on achieving the Company's compensation philosophy and objectives described above.
The Committee considers the results of the annual shareholder advisory “say-on-pay” vote along with other factors in connection with discharging its responsibilities relating to the Company's executive compensation program. As a result of last year's advisory “say-on-pay” vote, which saw a substantial majority (approximately 85%) of the Company's shareholders who cast votes to approve the compensation program described in last year's proxy statement, the Committee did not make any material changes to the amounts and types of executive compensation for Fiscal 2013.
Severance Payments. The compensation package of each NEO also provides for special payments and accelerated vesting of other compensation opportunities upon termination of employment or in specified circumstances involving significant reduction of duties or in working conditions. We have entered into change of control agreements with each of the NEOs and certain other executive officers (collectively, “Executive Change of Control Agreements”).
The Executive Change of Control Agreements generally provide that, in the event of a termination of the executive's employment (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive) within three years of a change of control, such executive will receive a cash payment and certain other benefits.
The Committee believes these agreements are an important part of the total executive compensation program because they protect our interest in the continuity and stability of the executive group. The Committee also believes that these agreements reduce the executives' interest in working against a potential change of control and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. See “Potential Payments upon Termination or Change of Control-Executive Change of Control Agreements” below for additional detail.
We have not provided any executives with additional agreements regarding severance with the exception of the Executive Change of Control Agreements and vesting of previously granted awards referenced above.
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the following Winnebago Industries Human Resources Committee Report on Compensation Discussion and Analysis shall not be deemed to be incorporated by reference into any such filings.

Human Resources Committee Report
The Human Resources Committee (the “Committee”) discharges the Board's responsibilities relating to compensation of the Company's executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs.
The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report on Compensation Discussion and Analysis portions of the Proxy Statement, as described in the Committee's Charter.
The Compensation Discussion and Analysis has been prepared by Management. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee.
The Human Resources Committee of Winnebago Industries, Inc.'s Board of Directors:

•	has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement and the 2013 Form 10-K with Management; and

•
based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2013 Form 10-K.

Human Resources Committee:
Lawrence A. Erickson, Chair
Irvin E. Aal
Robert M. Chiusano

Human Resources Committee Interlocks and Insider Participation. The current members of the Human Resources Committee of the Board of Directors, Messrs. Erickson, Aal and Chiusano, were not at any time during Fiscal 2013 or at any other time a Winnebago Industries officer or employee, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Human Resources Committee during Fiscal 2013.

Compensation Tables and Narrative Disclosure

SUMMARY COMPENSATION TABLE
The following tables set forth compensation information for our NEOs for services rendered in all capacities to Winnebago Industries and its subsidiaries in Fiscal Years 2013, 2012, and 2011, except that Mr. Gossett's 2011 compensation information and Mr. Degnan's 2012 and 2011 compensation information is not included as they were not among the NEOs included in the Summary Compensation Table of our proxy statements for those years. Refer to the “Compensation Discussion and Analysis” above for an explanation of the elements used in setting the compensation for our NEOs and for information relating to executive management changes relating to certain of the NEOs during Fiscal 2013. None of the NEOs received above market non-qualified deferred compensation earnings (as defined by the SEC) in Fiscal 2011 through 2013.

Name	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
Randy J. Potts	2013	$472,923	$535,975	$631,275	$4,134	$1,644,307
Chairman, CEO and President	2012	381,308	27,689	72,445	2,756	484,198
	2011	293,712	190,166	—	3,656	487,534
Sarah N. Nielsen	2013	258,211	216,783	229,779	3,979	708,752
Vice President, CFO	2012	247,237	14,184	34,021	3,291	298,733
	2011	233,662	114,303	—	4,183	352,148
S. Scott Degnan	2013	279,150	165,630	248,413	6,379	699,572
Vice President, Sales and Product
Management
Robert L. Gossett	2013	254,226	160,645	226,233	5,991	647,095
Vice President, Administration	2012	243,421	13,965	33,497	5,297	296,180
William J. O'Leary	2013	254,226	217,168	230,605	6,053	708,052
Vice President, Product	2012	248,126	14,235	34,144	5,353	301,858
Development	2011	234,502	114,350	—	5,962	354,814

(1)	The table below illustrates the three categories of stock awards as presented above:

			Performance-Based Plans
Name	Fiscal Year	Non-Performance- Based Stock Grant(a)	Achievement Level	Annual Incentive Plans(b)	Long-Term Incentive Plans(c)	Total
Randy J. Potts	2013	$341,600	Target	$141,877	$52,498	$535,975
	2012	—	Threshold	18,589	9,100	27,689
	2011	175,370	Threshold	9,546	5,250	190,166
Sarah N. Nielsen	2013	109,800	Target	51,642	55,341	216,783
	2012	—	Threshold	8,035	6,149	14,184
	2011	101,175	Threshold	7,594	5,534	114,303
S. Scott Degnan	2013	109,800	Target	55,830	—	165,630
Robert L. Gossett	2013	109,800	Target	50,845	—	160,645
	2012	—	Threshold	7,911	6,054	13,965
William J. O'Leary	2013	109,800	Target	51,828	55,540	217,168
	2012	—	Threshold	8,064	6,171	14,235
	2011	101,175	Threshold	7,621	5,554	114,350

(a)
These amounts represent non-performance based stock granted pursuant to the 2004 Plan computed in accordance with ASC 718. The grant date fair value of each of the non-performance based awards was determined at the closing price of the Company's shares on the NYSE on the grant date without regard to estimated forfeitures related to service-based vesting conditions.

(b)
The amounts reported in this column do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEO will actually receive. No actual restricted stock awards were made to NEOs related to the 2011 Officers Incentive Compensation Plan. These amounts represent the fair value of each of the annual performance-based awards required to be paid in restricted stock under the respective annual Officers Incentive Compensation Plan, as described under "Compensation Discussion and Analysis" above. The fair value was determined based on Management's estimate of the achievement levels of the performance measures related to the applicable awards for the applicable annual plan. For information regarding the terms of the awards, the criteria for determining the amounts payable and the accrual amount payable in Fiscal 2013, see "Compensation Discussion and Analysis-Annual Incentive Plan." The grant date fair value of the performance stock awards granted to NEOs for Fiscal 2013 assuming that the Company's performance will be at the levels that would result in a maximum payout under those awards is as follows: Mr. Potts - $283,754; Ms. Nielsen - $103,284; Mr. Degnan - $111,660; Mr. Gossett - $101,690; ; Mr. O'Leary - $103,656.

(c)
The amounts reported in this column do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEO will actually receive. No actual restricted stock awards were made to NEOs related to the Fiscal 2009-2011 Plan. These amounts represent the fair value of each of the performance-based long-term awards required to be paid in stock under the respective Officers Long-Term Incentive Plan, as described under "Compensation Discussion and Analysis" above. The fair value was determined based on Management's estimate of the achievement level of the performance conditions measured as of the grant date. For information regarding the terms of the awards, the criteria for determining the amounts payable and the accrual amount payable in Fiscal 2013, see "Compensation Discussion and Analysis-Long-Term Incentives." The grant date fair value of the performance stock awards granted to NEOs for Fiscal 2013 assuming that the Company's performance will be at the levels that would result in a maximum payout under those awards is as follows: Mr. Potts - $78,747; Ms. Nielsen - $83,012; Mr. O'Leary - $83,310.

(2)
These amounts represent actual annual incentive plan award payouts made in cash to NEOs under the 2012 and 2013 Officers Incentive Compensation Plans. No cash awards were made under the 2011 Officers Incentive Compensation Plans. See “Compensation Discussion and Analysis” for further discussion on how amounts were determined for Fiscal 2013.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides additional information relating to plan-based awards granted to our NEOs for Fiscal 2013. Actual payouts were made to the NEOs under the 2004 Incentive Compensation Plan ("2004 Plan") and the 2013 Officers Incentive Compensation Plan ("2013 OICP") as discussed under "Compensation Discussion and Analysis-Annual Incentive Plan" above.

	Plan Name(1)(2)	Grant Date (3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Randy J. Potts	2004 Plan	10/10/12	$—	$—	$—	$—	$—	$—	28,000	$12.20
	2013 OICP	6/20/12	46,110	283,754	567,507	23,055	141,877	283,754	—	—
	2015 LTIP	6/20/12	—	—	—	11,823	118,231	177,346	—	—
Sarah N. Nielsen	2004 Plan	10/10/12	—	—	—	—	—	—	9,000	12.20
	2013 OICP	6/20/12	16,784	103,285	206,569	8,392	51,642	103,284	—	—
	2015 LTIP	6/20/12	—	—	—	6,455	64,553	96,829	—	—
S. Scott Degnan	2004 Plan	10/10/12	—	—	—	—	—	—	9,000	12.20
	2013 OICP	6/20/12	18,145	111,660	223,320	9,072	55,830	111,660	—	—
	2015 LTIP	6/20/12	—	—	—	6,824	68,238	102,356	—	—
Robert L. Gossett	2004 Plan	10/10/12	—	—	—	—	—	—	9,000	12.20
	2013 OICP	6/20/12	16,525	101,691	203,381	8,262	50,845	101,690	—	—
	2015 LTIP	6/20/12	—	—	—	6,356	63,556	95,335	—	—
William J. O'Leary	2004 Plan	10/10/12	—	—	—	—	—	—	9,000	12.20
	2013 OICP	6/20/12	16,844	103,655	207,311	8,422	51,828	103,656	—	—
	2015 LTIP	6/20/12	—	—	—	6,478	64,785	97,177	—	—

(1)
2013 OICP refers to our Officers Incentive Compensation Plan Fiscal Period 2013, which targets annual performance against goals established by the Committee. Awards under the 2013 OICP are payable in 2/3 cash and 1/3 restricted stock. The applicable Threshold, Target and Maximum amounts presented above represent such cash and dollar value, respectively, of restricted stock for the 2013 OICP. Under the 2013 OICP, the Committee had discretionary authority to modify the financial factors used in determining amounts payable by plus or minus 20% based upon strategic priorities and approved a 12.36% upward adjustment based on the achievement of certain objectives described under "Compensation Discussion and Analysis-Annual Incentive Plan" above.

(2)
2015 LTIP refers to our Officers Long-Term Incentive Plan Fiscal Three-Year Period 2013-2015. For each of the NEOs, the Threshold, Target and Maximum amounts under the 2015 LTIP represent potential restricted stock payments that are measured over a three-year performance period from August 25, 2012 through August 29, 2015. See “Compensation Discussion and Analysis-Long-Term Incentive Plans Fiscal 2013-2015” for information regarding the terms of the restricted stock awards, the description of the performance-based vesting conditions and the criteria for determining the amounts payable.

(3)	The Board approved the 2013 OICP and 2015 LTIP plans on June 20, 2012, effective as of August 25, 2012.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Employment Arrangements
None of the current NEOs has an employment agreement. However, each NEO has an Executive Change of Control Agreement that provides the executive with three-year severance benefits in the event he or she ceases to be employed by the Company within three years of a “Change of Control,” as defined in the agreement. Discussion of the payouts provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.
Base Salary
In general, the Committee annually reviews and adjusts base pay, in keeping with the overall objectives, pay philosophy and relative position with comparable companies, as discussed in more detail in the “Compensation Discussion and Analysis-Base Salary” above.
Stock Awards
Grants of restricted stock and stock options, the ASC 718 grant date fair value of which is disclosed in the Summary Compensation Table, begin vesting annually in increments of one-third beginning one year from the date of grant for restricted stock grants. Restricted Stock grants and stock option awards are subject to earlier vesting in the event of a Change of Control or termination of employment, as set forth in the section “Potential Payment upon Termination or Change of Control” below.
Annual Incentive Plan
In addition to base salary, each NEO is eligible to receive, subject to certain financial performance metrics, a target annual incentive cash and restricted stock award equal to a percentage of his or her annual base salary, which is discussed in the “Compensation Discussion and Analysis-Annual Incentive Plan” above.

Long-Term Incentive Plans
This element of compensation, including payouts made in Fiscal 2013, is described in the “Compensation Discussion and Analysis-Long-Term Incentives” above.
See “Compensation Discussion and Analysis” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership guidelines, incentive compensation awards, and allocations between short-term and long-term compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of August 31, 2013:

	Option Awards(1)			Stock Awards(2)
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Option Exercise Price(3) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
Randy J. Potts	4,000	26.50	10/15/13
	4,500	31.48	10/13/14
	4,000	26.93	10/12/15
	12,500			32,334	$720,078

Sarah N. Nielsen	12,500	32.35	11/14/15
				11,500	256,105

S. Scott Degnan	—	—	—	9,000	200,430

Robert L. Gossett	4,242	26.50	10/15/13
	12,500	31.48	10/13/14
	8,334	26.93	10/12/15
	25,076			11,500	256,105

William J. O'Leary	15,000	26.50	10/15/13
	12,500	31.48	10/13/14
	12,500	26.93	10/12/15
	40,000			11,500	256,105

(1)	Represents Company stock options awarded to NEOs prior to Fiscal 2007 under the 2004 Plan and the 1997 Plan. No stock options were awarded to NEOs in Fiscal 2013.

(2)	Unvested restricted stock awarded to NEOs in Fiscal 2011 and 2013 pursuant to the 2004 Plan.

(3)
All stock options were granted under the 2004 Plan and the 1997 Plan with the exercise price equal to the mean of the highest and lowest price of the Company's Common Stock, as quoted on the NYSE, on the date of the grant.

(4)
Shares of restricted stock generally vest in one-third increments beginning one year from the date of grant. A discussion of the vesting of awards provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.

(5)
Amount is calculated by multiplying the number of restricted shares that have not vested by the closing price of the Company's Common Stock ($22.27) as quoted on the NYSE on August 30, 2013, the last trading day of Fiscal 2013.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides the amounts received before payroll withholding taxes upon the exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Randy J. Potts	—	—	12,640	$198,957
Sarah N. Nielsen	—	—	9,559	143,051
S. Scott Degnan	—	—	366	4,564
Robert L. Gossett	—	—	9,451	141,704
William J. O'Leary	—	—	9,646	144,136

(1)	None of the NEOs exercised stock options to purchase shares of the Company's Common Stock in Fiscal 2013.

(2)	Valued at the closing market price of the Company's Common Stock of $12.47 and $22.01 as quoted on the NYSE on the vesting dates of October 9, 2012 and March 23, 2013, respectively.

NON-QUALIFIED DEFERRED COMPENSATION TABLE
The following table discloses contributions, earnings and balances under non-qualified deferred compensation plans for each NEO.

Name	Plan Name	Executive Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE(2)
Randy J. Potts	Executive Share Option Program	$—	$7,039	$—	$55,357
Sarah N. Nielsen	Executive Deferred Compensation Plan	—	551	—	2,269
Robert L. Gossett	Executive Share Option Program	—	121,902	(136,308)	718,011
	Executive Deferred Compensation Plan	—	549	—	11,544
William J. O'Leary	Supplemental Executive Retirement Plan (SERP)	—	7,287	—	138,454
	Executive Share Option Program	—	40,527	—	248,770

(1)
The amount under "Aggregate Earnings in Last FY" for the Executive Share Option Program and the Executive Deferred Compensation Plan represents the change in the market price of the underlying investments from August 25, 2012 to August 31, 2013. The change under the Supplemental Executive Retirement Plan (SERP) represents additional vesting earned in Fiscal 2013.

(2)
The amount in the Executive Share Option Program represents the market price of the financial instruments as of August 31, 2013 in each of such NEO's account. The amount in the Executive Deferred Compensation Plan represents the market price of the financial instruments as of August 31, 2013 in Ms. Nielsen's and Mr. Gossett's accounts. The amount in Mr. O'Leary's SERP plan represents his benefit amounts adjusted for his current age (not age 65 yet) based on the early retirement formula in the plan.

The Executive Share Option Program was established in 1997 to provide executives with an opportunity to defer a portion of their compensation in the form of options to purchase mutual funds invested in companies other than Winnebago Industries. The Executive Share Option Program was frozen effective December 31, 2004. Accordingly, no new deferrals or contributions to the Executive Share Option Program have been made after that date and no new participants may enter the plan.

The Executive Deferred Compensation Plan permits NEOs to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan was effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. See “Compensation Discussion and Analysis-Executive Deferred Compensation Plan 2007 (Non-Qualified Deferred Compensation Plan)” for a description of this plan.

Supplemental Executive Retirement Plan (SERP) - In 1988, the Board of Directors approved the adoption of an Executive Split Dollar Life Insurance Program with respect to certain executives. In October 2008, the Board of Directors took action to convert the Executive Split Dollar Life Insurance Program to the SERP as a result of changes in the tax and accounting regulations and rising administrative costs. See “Compensation Discussion and Analysis-Supplemental Executive Retirement Plan (SERP)/Split Dollar Life Insurance” above for a description of this plan.

Potential Payments upon Termination or Change of Control

Executive Change of Control Agreements

During Fiscal 2001, the Board of Directors approved Executive Change of Control Agreements for certain executive officers and, at later dates, approved agreements for certain other executive officers, including NEOs, not previously a party to an Executive Change of Control Agreement. In December 2008, the Board of Directors approved amendments to the Executive Change of Control Agreements primarily to comply with the enactment of IRC Section 409A, while still preserving material terms of the Company's agreement with each executive (the Executive Change of Control Agreements, as amended, “Agreements”).

The purpose of the Agreements is to reinforce and encourage executives to remain with the Company, to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change of control of the Company. The Agreements provide that in the event of a “Change of Control” of the Company, as that term is defined in the Agreements, each such executive (provided such Change of Control occurs when the executive is in the employ of the Company) would receive, in the event he or she ceases to be employed by the Company within three years following a Change of Control of the Company (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive), a lump-sum equal to three times the average of the aggregate annual compensation paid to the executive during the three fiscal years preceding the Change of Control. The executives also receive annual and long-term incentive payments upon a Change in Control event if there is no termination of employment upon Change in Control. This multiple was arrived at through an analysis of certain Compensation Peers change of control agreements at the time these agreements were initially developed.

In addition, under the Agreements, if it is determined that any payment or distribution made to the executive would be subject to a federal excise tax, we would pay to the executive an additional payment (a “gross-up benefit”) so that he or she would not be subject to a net reduction in compensation due to the imposition of the excise tax.

Under the Agreements, a “Change of Control” occurs when (i) any person becomes an “acquiring person” (as defined below) or (ii) individuals who shall qualify as Continuing Directors (as defined below) shall have ceased for any reason to constitute at least a majority of our Board of Directors; provided, however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors. “Continuing Director” means (i) any member of our Board of Directors, while such person is a member of the Board, who is not an affiliate or associate of any acquiring person or of any such acquiring person's affiliate or associate and was a member of the Board prior to the time when such acquiring person shall have become an acquiring person and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an acquiring person or any affiliate or associate of any acquiring person or a representative or nominee of an acquiring person or of any affiliate or associate of such acquiring person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors. An "acquiring person" means any person or any individual or group of affiliates or associates of such person who acquires beneficial ownership, directly or indirectly, of 20% or more of the outstanding stock of the Company if such acquisition occurs in whole or in part following the date of that person's agreement.

Annual Incentive Plan Payments

In the event of a “Change in Control” (as defined in the Officers Incentive Compensation Plan), participants are entitled to receive awards within 15 days of the effective date of the Change in Control based upon the Committee's estimate of our financial performance through the end of the fiscal year in which such Change in Control occurs and such payment is not dependent upon termination of employment. A participant must be employed by the Company at the end of the fiscal year to be eligible for annual incentive payments, except for a Change in Control as described above or as determined by the Committee for normal retirement, disability and death.

Long-Term Incentive Plan Payments

In the event of a “Change in Control” (as defined in each of the Long-Term Incentive Plans) participants are entitled to receive awards within 15 days of the effective date of the Change in Control based on the Committee's estimate of our financial performance through the end of the Long-Term Incentive Plan three-year fiscal period in which such Change in Control occurs. A participant must be employed by the Company at the end of the three-year fiscal period to be eligible for any long-term incentive award, except for a Change in Control as described above or as waived by the Committee.

2004 Incentive Compensation Plan Payments

Restricted Stock. Pursuant to restricted award agreements entered into by each NEO, unvested awards of restricted stock will immediately vest to NEOs under the following circumstances:

•
if the NEO's termination of employment is due to his or her retirement and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest if the participant is at least 60 years of age;

•
if the NEO's termination of employment is due to his or her disability (as defined in the 2004 Plan) and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest; and

•
if the NEO's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company or any subsidiary, any unvested awards of restricted stock shall immediately vest.

In addition, any restricted shares that are not vested under the 2004 Plan will vest upon a “Change of Control” (as defined in the 2004 Plan) of the Company. In all other circumstances, in the event that a NEO ceases to be employed by the Company or any subsidiary, any awards held by such grantee will terminate and thereafter, be null and void.

Stock Options

Any options not vested under the 2004 Plan will vest upon a “Change of Control” (as defined in the 2004 Plan) of the Company, pursuant to the terms of the 2004 Plan. In the event that a NEO ceases to be employed by the Company, stock options held by such NEO will vest as follows:

•
if the NEO's termination of employment is due to his or her retirement, and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of three months following such termination of employment for incentive stock options and for a period of ten years after any stock option grant date for non-qualified stock options;

•
if the NEO's termination of employment is due to his or her disability and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of one year following such termination of employment for incentive stock options and for a period of ten years after any stock option grant date for non-qualified stock options; and

•
if the NEO's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company, the options shall become vested in full and immediately exercisable by the NEO's estate or legal representative for a period of one year following such termination of employment and shall thereafter, terminate, for both incentive and non-qualified stock options.

In the event that a NEO ceases to be employed by the Company other than because of retirement, disability or death or if retirement, disability or death occurs before the NEO has completed five consecutive years of employment with the Company, any outstanding stock options held by the NEO which have not vested as of the date of termination of employment will terminate and the NEO may exercise any options in which he or she is vested at the date of termination of employment for a period of three months following such date of termination of employment.

ESTIMATED CHANGE OF CONTROL OR TERMINATION PAYMENTS AND BENEFITS AT THE END OF FISCAL 2013
The tables below reflect the payments and benefits payable to each of the NEOs in the event of a termination of the executive's employment under several different circumstances. The amounts shown assume that termination was effective as of August 31, 2013, at the executive's compensation and service levels as of that date, and are estimates of the amounts that would be payable to the NEOs in each scenario and do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. The actual amounts to be paid out can only be determined at the time of an executive's actual separation from the Company. Factors that could affect the nature and amount of the amounts paid on termination of employment, among others, include the timing of event, compensation level, the market price of the Company's Common Stock and the executive's age.
Actual payments relating to the Officers Incentive Compensation Plan Fiscal Period 2013 and the Long-Term Incentive Plan Fiscal 2011-2013 are illustrated in the "Compensation Discussion and Analysis" section above; payments under these plans occurred in October 2013. Additionally, estimates related to the Long-Term Incentive Plan Fiscal 2012-2014 and Long-Term Incentive Plan Fiscal 2013-2015 are illustrated in the tables below.

NAMED EXECUTIVE: RANDY J. POTTS

		Change of Control
Executive Payments and Benefits Upon	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control) (1)	$—	$—	$2,363,530	$—	$—
Annual Incentives:
Annual Incentive Plan (2)	946,913	946,913	(Included Above)	946,913	946,913
Long-Term Incentives:
LTIP (3)	78,747	340,880	340,880	78,747	78,747
Restricted Stock:(4)
Accelerated Vesting	720,078	720,078	720,078	720,078	720,078
Deferred Compensation Plans:
Executive Share Option Program (5)	55,357	55,357	55,357	55,357	55,357
Total Benefits	$1,801,095	$2,063,228	$3,479,845	$1,801,095	$1,801,095

(1)
Severance upon a Change of Control for Mr. Potts equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(2)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(3)
Represents the LTIP incentive achieved pursuant to the 2011-2013 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2011-2013 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2012-2014 and the 2013-2015 Officers Long-Term Incentive Plans.

(4)	Represents the intrinsic value of stock grants based on our closing stock price of $22.27 per share on August 30, 2013, the last trading day of Fiscal 2013.

(5)	Represents market value balance as of August 31, 2013 for the Executive Share Option Program reduced by the exercise price (frozen program).

NAMED EXECUTIVE: SARAH N. NIELSEN

		Change of Control
Executive Payments and Benefits Upon	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(1)	$—	$—	$1,234,765	$—	$—
Annual Incentives:
Annual Incentive Plan(2)	344,669	344,669	(Included Above)	344,669	344,669
Long-Term Incentives:
LTIP(3)	83,012	246,716	246,716	83,012	83,012
Restricted Stock:(4)
Accelerated Vesting	256,105	256,105	256,105	256,105	256,105
Deferred Compensation Plans:
Executive Deferred Compensation Plan(5)	2,269	2,269	2,269	2,269	2,269
Total Benefits	$686,055	$849,759	$1,739,855	$686,055	$686,055

(1)
Severance upon a Change of Control for Ms. Nielsen equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(2)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(3)
Represents the LTIP incentive achieved pursuant to the 2011-2013 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2011-2013 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2012-2014 and the 2013-2015 Officers Long-Term Incentive Plans.

(4)	Represents the intrinsic value of stock grants based on our closing stock price of $22.27 per share on August 30, 2013, the last trading day of Fiscal 2013.

(5)	Represents market value balance as of August 31, 2013.

NAMED EXECUTIVE: S. SCOTT DEGNAN

		Change of Control
Executive Payments and Benefits Upon	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(1)	$—	$—	$722,780	$—	$—
Annual Incentives:
Annual Incentive Plan(2)	372,620	372,620	(Included Above)	372,620	372,620
Long-Term Incentives:
LTIP(3)	—	75,549	75,549	—	—
Restricted Stock:(4)
Accelerated Vesting	200,430	200,430	200,430	200,430	200,430
Total Benefits	$573,050	$648,599	$998,759	$573,050	$573,050

(1)
Severance upon a Change of Control for Mr. Degnan equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(2)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(3)	Represents the entire amount of LTIP incentive estimated to be payable under the 2013-2015 Officers Long-Term Incentive Plans.

(4)	Represents the intrinsic value of stock grants based on our closing stock price of $22.27 per share on August 30, 2013, the last trading day of Fiscal 2013.

NAMED EXECUTIVE: ROBERT L. GOSSETT

			Change of Control
Executive Payments and Benefits Upon	Retirement(1)	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control)(1)	$—	$—	$—	$1,223,153	$—	$—
Annual Incentives:
Annual Incentive Plan(2)	339,350	339,350	339,350	(Included Above)	339,350	339,350
Long-Term Incentives:
LTIP(3)	81,730	81,730	239,570	239,570	81,730	81,730
Restricted Stock:(4)
Accelerated Vesting	256,105	256,105	256,105	256,105	256,105	256,105
Deferred Compensation Plans:
Executive Share Option Program (5)	718,011	718,011	718,011	718,011	718,011	718,011
Executive Deferred Compensation Plan (6)	11,544	11,544	11,544	11,544	11,544	11,544
Total Benefits	$1,406,740	$1,406,740	$1,564,580	$2,448,383	$1,406,740	$1,406,740

(1)
Severance upon a Change of Control for Mr. Gossett equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(2)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(3)
Represents the LTIP incentive achieved pursuant to the 2011-2013 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2011-2013 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2012-2014 and the 2013-2015 Officers Long-Term Incentive Plans.

(4)	Represents the intrinsic value of stock grants based on our closing stock price of $22.27 per share on August 30, 2013, the last trading day of Fiscal 2013.

(5)	Represents market value balance as of August 31, 2013 for the Executive Share Option Program reduced by the exercise price (frozen program).

(6)	Represents market value balance as of August 31, 2013.

NAMED EXECUTIVE: WILLIAM J. O'LEARY

			Change of Control
Executive Payments and Benefits Upon	Retirement	Involuntary Termination For Cause	Without Termination	Termination Without Cause / Good Reason	Death	Disability
Compensation:
Severance Benefit (Change of Control) (1)	$—	$—	$—	$1,245,016	$—	$—
Annual Incentives:
Annual Incentive Plan(2)	345,908	345,908	345,908	(Included Above)	345,908	345,908
Long-Term Incentives:
LTIP(3)	84,201	84,201	248,494	248,494	84,201	84,201
Restricted Stock:(4)
Accelerated Vesting	256,105	256,105	256,105	256,105	256,105	256,105
Deferred Compensation Plans:
SERP (5)	138,454	138,454	138,454	138,454	138,454	138,454
Executive Share Option Program (6)	248,770	248,770	248,770	248,770	248,770	248,770
Total Benefits	$1,073,438	$1,073,438	$1,237,731	$2,136,839	$1,073,438	$1,073,438

(1)
Severance upon a Change of Control for Mr. O'Leary equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during our three fiscal years immediately preceding the Change of Control and excludes any payments required to cover IRC Section 280G obligations if applicable.

(2)	Represents the intrinsic value of stock grants based on our closing stock price of $22.27 per share on August 30, 2013, the last trading day of Fiscal 2013.

(3)	Represents the annual incentive eligibility pursuant to the Officers Incentive Compensation Plan.

(4)
Represents the LTIP incentive achieved pursuant to the 2011-2013 Officers Long-Term Incentive Plan, except by a termination pursuant to a Change of Control, which includes the full amount payable under the 2011-2013 Officers Long-Term Incentive Plan and the entire amount estimated to be payable under the 2012-2014 and the 2013-2015 Officers Long-Term Incentive Plans.

(5)
As of August 31, 2013, Mr. O'Leary had qualified for early retirement. Represents estimated Annual Income Option reflecting 15 years of payout as of August 2011 for the Supplemental Executive Retirement Plan adjusted by the early retirement formula (frozen program).

(6)	Represents market value balance as of August 31, 2013 for the Executive Share Option Program reduced by the exercise price (frozen program).

ITEM 2

PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE "SAY ON PAY" VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Board to provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the "Say on Pay" vote. At the 2011 Annual Meeting, the shareholders determined that the Say on Pay vote would be held annually.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation programs are to attract and retain key executives critical to us; to align the interests of our Management with those of our shareholders; to integrate compensation with our business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer's total compensation potential is a function of performance incentives. The Board believes the compensation of the NEOs outlined in the Proxy Statement is appropriate based upon the performance of the Company.

While the Board of Directors and especially the Human Resources Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING, ON A NON-BINDING, ADVISORY BASIS, FOR APPROVAL OF THE EXECUTIVE COMPENSATION AS OUTLINED IN THE PROXY STATEMENT FOR THE REASONS DISCUSSED ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THIS ITEM, UNLESS A SHAREHOLDER INDICATES OTHERWISE IN VOTING THE PROXY.

ITEM 3

APPROVAL OF THE 2014 OMNIBUS EQUITY, PERFORMANCE AWARD, AND INCENTIVE COMPENSATION PLAN

On October 16, 2013, the independent Human Resources Committee of the Board (the “Committee”) and the Board approved the Winnebago Industries, Inc. 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan (the “2014 Plan”) and the submission of the Plan to our shareholders for their approval. The only other equity plan previously approved by our shareholders, the Winnebago Industries, Inc. 2004 Incentive Compensation Plan (the “Prior Plan”) will terminate on December 31, 2013 and we will no longer be able to make awards under the Prior Plan after that date.

The 2014 Plan will replace, on a prospective basis, the Prior Plan. Any awards previously granted under the Prior Plan shall continue to vest and/or be exercisable in accordance with their original terms and conditions. The 2014 Plan is in many respects similar to the Prior Plan but it also incorporates more progressive practices in plan design and conforms to certain changes in federal tax and securities laws.

Purpose of the 2014 Plan

The purposes of the 2014 Plan are to align the interests of our key employees and non-employee directors to the interests of our shareholders while rewarding outstanding contributions to the success and profitability of the Company. The 2014 Plan will also strengthen our ability to attract and retain talented employees and non-employee directors. The 2014 Plan is intended to provide us the means by which to grant annual incentive compensation (i.e., bonuses) as well as long-term incentive compensation to its employees. The Committee intends that awards that will be made to officers under the 2014 Plan will be primarily performance based cash and stock awards and stock options. It is also the intent of the Committee that long-term performance awards will be tied to total shareholder return over a three-year period relative to industry peers and short-term performance awards will be tied to annual financial and operating measures and strategic goals. The 2014 Plan also allows us to provide equity compensation to our non-employee directors.

Key Terms of the 2014 Incentive Compensation Plan

The following is a summary of the terms of the 2014 Plan and is qualified in its entirety by reference to the complete text of the 2014 Plan, which is attached to this proxy statement as Appendix B.

Key Plan Features	Description

Effective Date of the 2014 Plan	January 1, 2014, subject to shareholder approval

Duration of Plan	No awards may be made after December 31, 2023, or if earlier, the date all shares reserved under the 2014 Plan have been issued.

Eligible Participants	●
Our Employees and any Employees of our affiliates who hold positions of responsibility and whose performance, in the judgment of the Committee, may have a significant effect on our success and the success of our affiliates

	●	Non-employee members of our Board of Directors

Total Shares Authorized	●	4,000,000 shares of common stock

Share Counting Rules	●
Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other Awards other than Options and Stock Appreciation Rights (“SARs”) will reduce the total authorized shares by 2.5 shares for each share of common stock covered by those Awards

●
Shares available under the 2014 Plan will not be reduced for Awards that are forfeited or terminated, expire unexercised, are cancelled and settled in cash, or are exchanged for Awards that do not involve common stock

●
Shares withheld by us to satisfy tax withholding obligations, shares tendered or attested to us to pay the exercise price of an Option, and shares reacquired by us with amounts received from the exercise of an Option will not be added back to the authorized shares

	●	Shares available under the 2014 Plan are reduced by the aggregate shares of common stock exercised pursuant to an SAR settled in stock (rather than reducing only the number of shares actually issued)
●
Shares of common stock delivered under the 2014 Plan in settlement, assumption or substitution of outstanding awards or obligations to grant future awards under the plans or arrangements of another entity (as a result of the Company or an affiliate acquiring another entity) shall not reduce the shares available under the 2014 Plan

Individual Award Limits	●	Up to 500,000 shares per employee each fiscal year for Options or Stock Appreciation Rights (including performance awards)
	●	Up to 200,000 shares per employee each fiscal year for Stock Awards (including performance awards) other than Options and SARs
	●	Up to 20,000 shares per non-employee director each fiscal year for Non-qualified Stock Options
	●	Up to 10,000 shares per non-employee director each fiscal year for Stock Awards (including performance awards) other than Non-qualified Stock Options
	●	Up to $2,000,000 per employee each fiscal year for cash awards (including performance awards)

Types of Awards	●	Incentive Stock Options and Non-qualified Stock Options with an exercise period no longer than 10 years after the grant date
	●	SARs with an exercise period no longer than 10 years after the grant date
	●	Stock Awards in the form of shares of common stock or Stock Units, including Restricted Stock awards
	●	Cash Awards
	●	Performance Awards (including Options, SARs, Stock Awards, and Cash Awards) subject to the attainment of one or more performance goals

Eligibility

Employees eligible to be considered for awards under the 2014 Plan are those employees who hold positions of responsibility and whose performance, in the judgment of the Committee, may have a significant effect on the success of the Company. All non-employee directors are also eligible for awards under the 2014 Plan. As of October 15, 2013, there were eight executive officers, approximately 50 other employees and seven non-employee directors who would be eligible to participate in the 2014 Plan.

Shares Available for Awards

Up to 4,000,000 shares of common stock may be issued under the 2014 Plan (representing approximately 15% of the common stock outstanding at October 15, 2013). As of October 15, 2013, there remained 2,851,062 shares reserved under the Prior Plan that will no longer be available for issuance when the Prior Plan expires on December 31, 2013. All of the 4,000,000 shares available under the 2014 Plan may be used for awards other than stock options or stock appreciation rights (such as restricted stock and performance stock awards). All of the 4,000,000 shares may be used for options that qualify as incentive stock options under the Code. The closing price per share of our common stock on October 15, 2013, was $27.70.

Shares subject to Awards that are forfeited, terminated, expire unexercised, cancelled and settled in cash, or exchanged for other Awards that do not involve common stock will be added back to the number of shares available for awards under the 2014 Plan. Shares delivered in settlement, assumption, or substitution of outstanding awards granted by another entity as a result of an acquisition will not reduce the number of shares available under the 2014 Plan. Shares withheld to pay the exercise price of an option or Stock Appreciation Right (“SARs”), or withheld to pay tax withholding obligations of the employee, will not be added back but reduce the number of shares available under the 2014 Plan.

Additionally, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other Employee Awards settled in shares of common stock (other than Options and SARs) will reduce the number of shares available under the 2014 Plan by 2.5 shares for each share of common stock covered by such Awards.

The Committee may make appropriate adjustments in the number of shares available under the 2014 Plan and these limits, as well as limits on individual grants described below, to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares or other similar event.

Employee Award Limitations

Under the 2014 Plan, no employee may be granted:

▪
Stock Options or SARs (including Stock Options and Stock Appreciation Rights that are granted as Performance Awards) that are exercisable for more than 500,000 shares of common stock during any fiscal year;

▪
Stock Awards (including Stock Awards that are granted as Performance Awards) other than Stock Options and SARs covering or relating to more than 200,000 shares of common stock during any fiscal year; or

▪	Cash Awards (including Cash Awards that are granted as Performance Awards) having a value, as determined on the date of grant, in excess of $2 million during any fiscal year.

Types of Employee Awards Authorized under the 2014 Plan

At the discretion of the Committee, employees may be granted awards under the 2014 Plan in the form of Stock Options, Stock Appreciation Rights, Stock Awards (including Restricted Stock and Restricted Stock Unit Awards), Cash Awards, or Performance Awards ("Employee Award"), as described below. Such awards may be granted singly, in combination, or in tandem.

Stock Options. The 2014 Plan provides for the granting of incentive stock options, which are intended to meet the requirements of IRC Section 422A, to employees, and non-qualified stock options that are not intended to meet the requirements of IRC Section 422A to either employees or non-employee directors (collectively, “Stock Options”). A Stock Option is a right to purchase a specified number of shares of our common stock at a specified grant price for a specified period of time. All Stock Options granted under the 2014 Plan must have an exercise price per share that is not less than the Fair Market Value (as defined in the 2014 Plan) of our common stock on the date of grant and a term of no more than ten years. The grant price, number of shares, terms and conditions of exercise (including vesting over time or upon achievement of performance goals), whether an option will qualify as an incentive stock option under IRC Section 422A or a non-qualified stock option, and other terms of a Stock Option grant will be fixed by the Committee as of the grant date. However, Stock Options may not include provisions that “reload” the option upon exercise, and no Stock Options with an exercise price in excess of the market value of our common stock may be repurchased or exchanged for an option with a lower exercise price or other type of stock award. The exercise price of any Stock Option must be paid in full at the time the Stock Option is exercised in cash or, if permitted by the Committee and elected by the participant, by means of tendering previously owned shares of common stock or reducing the number of shares issues by the number of shares equal in value on the date of exercise to the aggregate exercise price (a “cashless exercise”).

Stock Appreciation Rights. The 2014 Plan provides for the granting of stock appreciation rights (“Stock Appreciation Rights” or “SARs”) to employees. A SAR is a right to receive a payment, in cash or our common stock, equal to the excess of the Fair Market Value of a specified number of shares of common stock over a specified grant price measured over a specified period of time. A SAR may be granted to the holder of a Stock Option with respect to all or a portion of the shares of common stock subject to such Stock Option (a “tandem” SAR) or may be granted separately. The holder of a tandem SAR may elect to exercise either the Stock Option or the SAR, but not both. All SARs granted under the 2014 Plan must have an exercise price per share that is not less than the Fair Market Value of the common stock on the date of grant and a term of no more than ten years. The grant price, term, number of shares, terms and conditions of exercise (including vesting over time or upon achievement of performance goals), and other terms of a SAR grant will be set at the discretion of the Committee as of the grant date.

Stock Awards. The 2014 Plan also provides for the granting of stock awards (“Stock Awards”) to employees that consist of grants of common stock or units denominated in common stock. The terms, conditions and limitations applicable to any Stock Award will be decided by the Committee. However, any Stock Award that is not a Performance Award (defined below) must have a minimum restriction period of one year from the date of grant, except that (i) Stock Awards granted in lieu of salary or bonus are not subject to such one-year requirement and (ii) the Committee may provide for earlier vesting upon a termination due to death, disability, or retirement after age 60. At the discretion of the Committee, the terms of a Stock Award may include rights to receive dividends or dividend equivalents.

Cash Awards. The 2014 Plan also provides for the granting of cash awards (“Cash Awards”) to employees. The terms, conditions and limitations applicable to any Cash Award will be determined at the discretion of the Committee.

Performance Awards. At the discretion of the Committee, any of the above-described employee awards may be made in the form of a performance award (“Performance Award”). A Performance Award is an award that is subject to the attainment of one or more performance goals. The terms, conditions and limitations applicable to any Performance Award will be decided by the Committee. However, any Performance Award must have a minimum restriction period of one year from the date of grant, except that the Committee may provide for earlier vesting upon a termination due to death, disability, or retirement after age 60.

Qualified Performance Awards. At the discretion of the Committee, certain Performance Awards granted under the 2014 Plan will be designed to qualify as “performance-based compensation” under IRC Section 162(m) (“Qualified Performance Awards”). IRC Section 162(m) generally disallows deductions for compensation in excess of $1 million for our Chief Executive Officer (“CEO”) and the other three highest paid executives other than the CEO and our Chief Financial Officer, unless the compensation qualifies as performance-based compensation.

Compensation that qualifies as performance-based compensation is excluded from fiscal year compensation in calculating the $1 million deduction limit under IRC Section 162(m). For performance-based compensation, other than Stock Options and SARs, to qualify under IRC Section 162(m), four requirements must be satisfied:

Performance Goals. The compensation must be paid solely on account of attainment of one or more objective performance goals established within 90 days of the beginning of the performance measurement period.

Administration by Outside Directors. The performance goals must be established by a committee composed solely of two or more outside directors.

Shareholder Approval. The material terms under which the compensation is to be paid, including the performance goals, must be disclosed to and approved by the shareholders in a separate vote prior to payment; if the committee has discretion as to the choice of approved goals, shareholder approval must have been obtained within the five years prior to the payment.

Certification. Prior to payment, the committee must certify that the performance goals and any other material terms of the plan were in fact satisfied.

The 2014 Plan contains provisions intended to comply with the IRC Section 162(m) requirements for performance-based compensation. The Committee will consist of outside directors for purposes of IRC Section 162(m). Approval of the 2014 Plan by shareholders will satisfy the shareholder approval requirements for the next five years. The Committee may base a performance goal on one or more of the following business criteria that may be applied to the employee or the Company as a whole:

▪	stock price measures (including but not limited to growth measures and total shareholder return);

▪	earnings per share (actual or targeted growth);

▪	earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

▪	economic value added (“EVA”);

▪	net income measures (including but not limited to income after capital costs and income before or after taxes);

▪	revenue and/or sales (gross or net) and margins;

▪	operating income;

▪	cash flow and working capital measures;

▪	return measures (including but not limited to return on assets, equity and/or invested capital);

▪	growth measures (including revenue or sales growth);

▪	market share;

▪	product quality and customer satisfaction measures; and

▪	corporate value and strategic measures (including but not limited to ethics compliance, environmental, safety, strategic and succession planning).

Goals may also be based on performance relative to a peer group of companies or a published index. Goals need not be based on an increase in a particular goal, but could include, for example, maintaining the status quo or limiting economic losses. If approved by shareholders and if the above conditions are met, the 2014 Plan will allow Awards to be paid under the 2014 Plan, including in connection with our other incentive plans such as the 2013 Long-Term Incentive Compensation Plan, to qualify as performance based compensation that is exempt from IRC Section 162(m).

Non-employee Director Awards

At the discretion of the Committee, non-employee directors may be granted awards under the 2014 Plan in the form of Stock Awards, non-qualified Stock Options or Performance Awards, as each is described in the Employee Awards section above. Director Awards may be granted singly, in combination, or in tandem. The terms, conditions and limitations applicable to Director Awards will be decided by the Committee in its discretion. However, Director Awards may not be sold, transferred, or otherwise disposed of during the non-employee director’s service on the Board. Each non-employee director may not be granted Stock Awards covering or relating to more than 10,000 shares of common stock during any fiscal year or non-qualified Stock Options for more than 20,000 shares of common stock during any fiscal year.

Effect of a Change in Control on Awards

The 2014 Plan provides that Stock Options, SARs, and Stock Awards will be immediately vested and fully exercisable upon the occurrence of a Change in Control (as defined in the 2014 Plan), unless otherwise specified in the terms of the Award. Unless the Committee determines at or prior to a Change in Control, no Qualified Performance Award will accelerate at the time of a Change in Control if the performance goals were not met or the performance period has not expired. A Change in Control includes (i) the acquisition, without the approval of the Board, of 30% or more of our common stock by any person or persons acting together, (ii) the election of a majority of Directors who were not recommended by the Board, or (iii) with certain exceptions, a merger or other business combination in which our shareholders retain less than 50% of the outstanding equity securities of the resulting entity.

Deferred Payment of Awards

At the discretion of the Committee, amounts payable with respect to Awards under the 2014 Plan may be deferred by us or, if permitted by the Committee, at the election of the participant. Any deferred payment may be forfeited if and to the extent that the terms of the Award so provide. Any Awards that constitute “deferred compensation” as defined under IRC Section 409A must comply with the requirements described in IRC Section 409A.

Transferability of Award

Unless otherwise determined by the Committee and provided in the terms of an Award, no Award or any other benefit under the 2014 Plan may be assignable or otherwise transferable except by will, beneficiary designation or the laws of descent and distribution.

Forfeiture and Recoupment

To comply with Section 302 of Sarbanes-Oxley Act, we require the CEO and Chief Financial Officer to disgorge incentive compensation, including Awards granted under the 2014 Plan received in the prior 12 months, in the event, due to their misconduct or material noncompliance with the reporting requirements, we are required to restate our financial statements. Also, to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, if we are required to restate our financial statements, we also require current and former executive officers to disgorge incentive compensation, including Performance Awards, received in the prior 36 months based on non-compliant financial statements in excess of the incentive compensation that would have been paid based on the restated financial information. At the discretion of the Committee, Employee Awards may also be subject to additional forfeiture and recoupment provisions in the event of other material violations, such as breach of non-competition, non-solicitation or confidentiality agreements with us.

Administration of the 2014 Plan

The Human Resources Committee has been designated by the Board to administer all Employee Awards under the 2014 Plan. The Committee has the discretion to determine the employees who will be granted awards, the size and types of such awards, and the terms and conditions of such awards, subject to certain limitations set forth in the 2014 Plan as described above. In addition, the Committee has full and final authority to interpret the 2014 Plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the 2014 Plan, seek the requisite shareholder approval in order to deduct certain performance-based compensation under IRC Section 162(m), and develop an incentive compensation strategy for us. The Committee may delegate to our CEO and other executive officers its administrative duties under the 2014 Plan other than to make Awards to our CEO and other executive officers. The Committee will also administer all non-employee director awards under the 2014 Plan.

Amendment, Modification, and Termination of 2014 Plan

The Committee may amend, modify, suspend, or terminate the 2014 Plan, at any time, for the purpose of addressing changes in legal requirements or for other purposes permitted by law. However, no amendment shall be effective prior to its approval by the shareholders to the extent such approval is required by applicable legal or tax requirements or the requirements of the securities exchange on which our stock is listed, including increasing the number of shares available for issuance under, or extending the term of the 2014 Plan. No Awards may be made under the 2014 Plan after December 31, 2023.

Federal Income Tax Consequences of Awards under the 2014 Plan

The following is a brief summary of the federal income tax aspects of Awards that may be made under the 2014 Plan based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This discussion is not to be construed as tax advice.

Stock Options and SARs. Stock option Awards and SARs granted under the 2014 Plan may either be granted as “incentive stock options”, which are governed by IRC Section 422, or as non-qualified stock options”, which are governed by IRC Section 83. Generally, no federal income tax is payable by the participant upon the grant of an incentive stock option, a non-qualified stock option or SAR and no deduction is taken by us at that time. If certain holding periods are met, the exercise of an incentive stock option or SAR does not result in taxation to the participant; rather, the participant is taxed only at the time of sale of the shares received upon exercise. If the shares have been held for at least one year after the date of exercise and at least two years from the date of grant of the option, the participant will be taxed on any appreciation in excess of the exercise price as long-term capital gains. In that event, we are not entitled to a deduction for the amount of the capital gains realized by the participant.

If, on the other hand, the stock acquired on exercise is disposed of before the above holding periods have been met, the increase in fair market value at the time of exercise over the exercise price constitutes taxable income to the participant and we are entitled to a corresponding tax deduction. Any additional appreciation is taxed at capital gains rates.

Under current tax laws, if a participant exercises a non-qualified stock option or SAR, the participant will be taxed on the difference between the fair market value of the stock on the exercise date and the exercise price and, thereafter, the participant would receive capital gains on any appreciation in stock value after the exercise date, depending upon the length of time the participant held the stock after exercise. When the option or SAR is exercised, we will be entitled to a corresponding tax deduction.

Restricted Stock and Restricted Stock Unit Awards. Awards of restricted stock and restricted stock units, under the 2014 Plan generally are not subject to federal income tax when awarded, unless the participant were to elect to accelerate the tax recognition under IRC Section 83(b). However, the Company does not allow any participant to make an election under IRC Section 83(b). Restricted stock is generally subject to ordinary income tax based on the value of our stock at the time the restrictions lapse. Restricted stock units are generally subject to ordinary tax at the time of payment, even if vested earlier, based upon the value of our stock at the time of payment. We are entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted stock or restricted stock units.

Performance Stock and Performance Stock Unit Awards. Awards of performance stock and performance stock units, including Awards that constitute Qualified Performance Awards under the 2014 Plan generally are taxable when paid after the performance period has ended and the performance goals have been met. Performance stock units are generally subject to ordinary tax at the time of payment, even if vested earlier upon meeting the performance goals. We are entitled to a corresponding deduction at the time the participant recognizes taxable income on the performance stock or performance stock units.

Deferred Stock and Cash Awards. IRC Section 409A generally governs the timing of the election to defer and the timing of the distribution of amounts deferred that meet the definition of “non-qualified deferred compensation” under IRC Section 409A. The deferral of recognition of taxable income on incentive and non-qualified stock options is exempt from IRC Section 409A. If permitted by the Committee, any Awards that are timely deferred in accordance with the requirements of IRC Section 409A and such rules as the Committee may establish, are not taxed upon vesting, but are subject to ordinary income tax at the time of payment, and we are entitled to a corresponding deduction at the time of such payment, whether in the form of common stock or cash.

Cash Awards. The recipient of a Cash Award will recognize ordinary compensation income at the time the payment is received. The Company will normally be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the participant.

General. A participant’s tax basis in shares purchased or awarded under the 2014 Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant in connection with the transfer of the shares. The participant’s holding period for the shares begins immediately after ordinary income is recognized with respect to the transfer of the shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.

Tax Deductibility Cap. As described above, IRC Section 162(m) provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by the Company for federal income tax purposes. IRC Section 162(m) provides an exception, however, for “performance-based compensation.” The Committee currently intends to make Qualified Performance Awards under the 2014 Plan to participants subject to IRC Section 162(m) that constitutes performance-based compensation that is exempt from IRC Section 162(m). However, the Committee reserves the right to design and use Awards under the 2014 Plan and other compensation elements that may not be deductible within the rules of Section 162(m) if those Awards and elements are deemed to be in the best interests of the Company, balancing tax efficiency with long-term strategic objectives.

New Plan Benefits

Because the number or size of the awards that a participant may receive under the 2014 Plan is at the discretion of the Committee, it is not possible to determine the benefits that will be received by participants if the 2014 Plan is approved by the shareholders. Please see the above description regarding the 2014 Plan’s limitations on the size of awards that may be granted to individual participants.

Registration with the Securities and Exchange Commission

If the 2014 Plan is approved by our shareholders, we intend to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended, covering the 4,000,000 shares issuable under the 2014 Plan.

Board Voting Recommendation

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2014 OMNIBUS EQUITY, PERFORMANCE AWARD, AND INCENTIVE COMPENSATION PLAN

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of August 31, 2013 with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)		(b)	(c)
(Adjusted for the 2-for-1 Stock Split on March 5, 2004) Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))
Equity compensation plans approved by shareholders	664,994	(1)	$29.83	2,857,171	(2)
Equity compensation plans not approved by shareholders (3)	111,700	(4)	12.89	—	(5)
Total	776,694		$27.39	2,857,171

(1)	This number includes 552,902 stock options granted under the 2004 Incentive Compensation Plan, as amended (the "Plan"). Also included are 112,092 options granted under the 1997 Stock Option Plan.

(2)
This number represents stock options available for grant under the Plan as of August 31, 2013. The Plan replaced the 1997 Stock Option Plan effective January 1, 2004. No new grants may be made under the 1997 Stock Option Plan. Any stock options previously granted under the 1997 Stock Option Plan will continue to be exercisable in accordance with their original terms and conditions.

(3)
Our sole equity compensation plan not previously submitted to our shareholders for approval is the Directors' Deferred Compensation Plan, as amended. The Board of Directors may terminate the Directors' Deferred Compensation Plan at any time. If not terminated earlier, the Directors' Deferred Compensation Plan will automatically terminate on June 30, 2023. For a description of the key provisions of the Directors' Deferred Compensation Plan, see the information in our Proxy Statement for the Annual Meeting of Shareholders scheduled to be held December 17, 2013 under the caption "Director Compensation," which information is incorporated by reference herein.

(4)
Represents shares of common stock issued to a trust which underlie stock units, payable on a one-for-one basis, credited to stock unit accounts as of August 31, 2013 under the Directors' Deferred Compensation Plan.

(5)
The table does not reflect a specific number of stock units which may be distributed pursuant to the Directors' Deferred Compensation Plan. The Directors' Deferred Compensation Plan does not limit the number of stock units issuable thereunder. The number of stock units to be distributed pursuant to the Directors' Deferred Compensation Plan will be based on the amount of the director's compensation deferred and the per share price of our common stock at the time of deferral.

REPORT OF THE AUDIT COMMITTEE
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement in whole or in part, the information set forth above under “Board of Directors, Committees of the Board and Corporate Governance-Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the Fiscal 2013 Form 10-K with Management and the independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee hereby reports as follows:

•
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2013 of Winnebago Industries, Inc. (the “Audited Financial Statements”) with Winnebago Industries, Inc.'s Management.

•
The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent registered public accountant, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
The Audit Committee has received the written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

•
Based on the review and discussion referred to in the first and third bullet points above, the Audit Committee recommended to the Board of Directors of Winnebago Industries, Inc., and the Board has approved, that the Audited Financial Statements be included in Winnebago Industries, Inc.'s Fiscal 2013 Form 10-K, for filing with the SEC.

A copy of the Audit Committee Charter, as last amended as of October 10, 2012 is available on the Company's Web Site at http://www.winnebagoind.com/governance.html and in print free of charge to any shareholder who requests a copy in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436.

The Audit Committee:
Mark T. Schroepfer, Chair
Jerry N. Currie
Lawrence A. Erickson
Martha T. Rodamaker

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

Deloitte & Touche served as our independent registered public accountant in Fiscal 2013. Deloitte & Touche is an independent registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”). Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of our annual financial statements for fiscal years ended August 31, 2013 and August 25, 2012, and fees billed for other services rendered by Deloitte & Touche during those periods.

	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$550,000	$555,000
Audit-Related Fees (2)	31,000	126,313
Tax Fees (3)	127,000	110,110
All Other Fees	—	—
Total	$708,000	$791,423

(1)	Professional services provided for the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Consultation regarding internal controls optimization and new regulatory standards (Fiscal 2012), and fees for the benefit plan audit (Fiscal 2013 and 2012).

(3)	Professional services related to tax compliance and tax planning.

The Audit Committee considered whether the provision of tax, benefit plan audit and accounting consulting services by Deloitte & Touche are compatible with maintaining the independence of Deloitte & Touche and concluded that the independence of Deloitte & Touche is not compromised by the provision of such services.

Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Nonaudit Services - The Audit Committee Charter requires the Audit Committee to pre-approve the fees and other significant compensation to be paid to the independent registered public accountants as well as pre-approve all nonaudit engagements with the independent registered public accountants. The Audit Committee shall consult with Management but shall not delegate these responsibilities, except that pre-approvals of nonaudit services may be delegated to a single member of the Audit Committee, who shall then inform the entire Audit Committee of the engagement of such services. The Audit Committee pre-approved under that policy 100% of the fees, if any, for services covered under the captions “Audit-Related Fees", “Tax Fees” and “All Other Fees” for Fiscal 2013 and Fiscal 2012.

ITEM 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING AUGUST 30, 2014
Deloitte & Touche LLP (“Deloitte & Touche”) was appointed by the Audit Committee as our independent registered public accountants for the fiscal year ending August 30, 2014. We are asking our shareholders to ratify the appointment of Deloitte & Touche. Deloitte & Touche has served as our independent registered public accountants for over 25 years. For a description of the fees for services rendered by Deloitte & Touche in Fiscal 2013 and Fiscal 2012, and a description of our policy regarding the approval of independent registered public accountant provision of audit and nonaudit services, see “Independent Registered Public Accountants Fees and Services” below.
Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and those of its shareholders.
Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Meeting at which a quorum is present.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR OUR FISCAL YEAR ENDING AUGUST 30, 2014.

OTHER MATTERS
The Board of Directors does not know of any matter, other than the election of directors, the advisory approval of executive compensation, approval of 2014 Plan and the ratification of the appointment of independent registered public accountants, which may be presented at the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.
FISCAL YEAR 2014 SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at our Annual Meeting following Fiscal 2014, scheduled for December 16, 2014 and desires that the proposal be included in our 2014 proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at our principal executive offices no later than June 23, 2014.
Our By-Laws and the Directors Nomination Policy require that in order to nominate persons to our Board of Directors, a shareholder must provide advance written notice in the form set forth therein to the Secretary, which notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company's Common Stock who may also submit nominations in accordance with the procedures in the Director Nomination Policy (included as an Appendix to this Proxy statement) and except in compliance with in our By-Laws.
The By-Laws also require that in order to present a proposal for action by shareholders at an annual meeting, a shareholder must provide advance written notice to the Secretary, which notice must contain detailed information specified in our By-Laws. This notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year's annual meeting. As to any proposal that a shareholder intends to present to shareholders without inclusion in our proxy statement for our annual meeting following Fiscal 2014, the proxies named in Management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. The specific procedures to be used by shareholders, including those to be used by shareholders of more than 5% of the Common Stock, to recommend nominees for director are set forth in the Director Nomination Policy, a copy of which is attached hereto as Appendix A and the By-Laws. A copy of our By-Laws may be obtained by written request to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436.

GENERAL
The cost of this proxy solicitation will be borne by us. Solicitation will be made primarily through the Internet and the use of the mail, but our officers, directors or regular employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of such shares.
A copy of our Annual Report for the fiscal year ended August 31, 2013, which includes audited financial statements, is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.
A COPY OF THIS PROXY STATEMENT AND OUR MOST RECENT ANNUAL REPORT TO THE SEC ON FORM 10-K (WITHOUT EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, TO OUR SHAREHOLDERS UPON WRITTEN REQUEST PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.
FOR INFORMATION ABOUT US, INCLUDING OUR ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT OUR HOME PAGE ON THE INTERNET - http://www.winnebagoind.com. INFORMATION CONTAINED ON OUR WEB SITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.
As of the date of this Proxy Statement, Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

By Order of the Board of Directors

October 29, 2013	/s/ Scott C. Folkers
Scott C. Folkers
Secretary

Appendix A
WINNEBAGO INDUSTRIES, INC.
NOMINATION OF DIRECTORS
The Nominating and Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.
RECOMMENDED CANDIDATES. The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third-party search firms and other sources. Under the terms of our By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at our principal executive offices not later than 90 or earlier than 120 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5 percent of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in our By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on our books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all of our shareholders in accordance with applicable laws and By-Laws and (b) comply with our Code of Ethics.

2.
5% SHAREHOLDER RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5 percent of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5 percent of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at our principal executive offices not later than 120 days prior to the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in our By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on our books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in our proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all our shareholders in accordance with applicable laws and our By-Laws and (b) comply with our Code of Ethics.

3.
DESIRED QUALIFICATIONS, QUALITIES AND SKILLS. The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	ability to develop a good working relationship with other Board members and contribute to the Board's working relationship with our senior management; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in our best interests and those of our shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

4.
INDEPENDENCE. The Committee believes and it is our policy that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)
has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director during the past three years;

(5)
(A) is not a current partner or employee of a firm that is the Company's internal or external auditor; (B) does not have an immediate family member who is a current partner of a firm that is the Company's internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company's internal or external auditor and who personally works on the Company's audit; and (D) within the last three years was not and no member of his or her immediate family was a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time.

(6)
is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)
is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million or 2 percent of such other company's consolidated revenues during any of the past three years;

(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)
is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2 percent of such charitable organization's total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

(1)
Any payments by the Company to a director's primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

(2)	The aggregate amount of such payments must not exceed 2 percent of the Company's consolidated gross revenues.

For purposes of these independence standards, (i) immediate family members of a director include the director's spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5 percent equity interest.

5.
NOMINEE EVALUATION PROCESS. The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Policy and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third-party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.
CATEGORIZE RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;
(2)a third-party search firm used by or on behalf of the Company; and
(3)any other specified source.

7.
MATERIAL CHANGES TO NOMINATION PROCEDURES. For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

8.	POSTING OF POLICY. This Director Nomination Policy shall be posted to the Company's Web Site in accordance with the Company's Corporate Governance Policy.

9.	AMENDMENTS TO THIS POLICY. Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

September 11, 2008

Appendix B

WINNEBAGO INDUSTRIES, INC.
2014 OMNIBUS EQUITY, PERFORMANCE AWARD, AND INCENTIVE COMPENSATION PLAN
1.Plan. The Winnebago Industries, Inc. 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan (the “Plan”) was adopted by Winnebago Industries, Inc. (the “Company”) to reward certain key Employees of the Company and its Affiliates and Non-employee Directors of the Company by providing for certain cash benefits and by enabling them to acquire shares of Common Stock of the Company.

2.Objectives. The purpose of this Plan is to further the interests of the Company and its shareholders by providing incentives in the form of Awards to key Employees and Non-employee Directors who may contribute materially to the success and profitability of the Company and its Affiliates. Such Awards will recognize and reward outstanding performances and individual contributions and give Participants in the Plan an interest in the Company parallel to that of the shareholders, thus enhancing the proprietary and personal interest of such Participants in the Company's continued success and progress. This Plan will also enable the Company and its Affiliates to attract and retain such Employees and Non-employee Directors.

3.Definitions. As used herein, the terms set forth below shall have the following respective meanings unless otherwise expressly provided herein:

“Acquiring Person” means any Person or any individual or group of Affiliates or Associates of such Person who acquires beneficial ownership, directly or indirectly, of 20 percent or more of the outstanding stock of the Company if such acquisition occurs in whole or in part. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of: (i) an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 30% or more of the Common Stock then outstanding, or (ii) the acquisition by such Person of newly-issued Common Stock directly from the Company (it being understood that a purchase from an underwriter or other intermediary is not directly from the Company); provided however, that if a Person shall become the beneficial owner of 30% or more of the Common Stock then outstanding by reason of share purchases by the Company or the receipt of newly-issued Common Stock directly from the Company and shall, after such share purchases or direct issuance by the Company, become the beneficial owner of any additional Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person”; provided further, however, that any transferee from such Person who becomes the beneficial owner of 30% or more of the Common Stock then outstanding shall nevertheless be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable (and in any event within ten business days after notification by the Company) a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an “Acquiring Person” for any purpose of this Plan.
“Administrator” means the Committee.
“Affiliate” means, with respect to the Company, a Subsidiary or Joint Venture, and means, with respect to an Acquiring Person, a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
“Associate” means: (i) any corporate, partnership, limited liability company, entity or organization (other than the Company or a majority-owned subsidiary of the Company) of which such a Person is an officer, director, member, or partner or is, directly, or indirectly the beneficial owner of ten percent (10%) or more of the class of equity securities, (ii) any trust or fund in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such person, or any relative of such spouse, or (iv) any investment company for which such person or any Affiliate of such person serves as investment advisor.
“Authorized Officer” means the Chief Executive Officer of the Company (or any other senior officer of the Company to whom the Chief Executive Officer shall delegate the authority to execute any Award Agreement, where applicable).
“Award” means an Employee Award or a Director Award.
“Award Agreement” means any Employee Award Agreement or Director Award Agreement, and may include a written document providing for Awards to more than one eligible Participant upon terms and conditions set forth in the written document in lieu of individual agreements.
“Board” means the Board of Directors of the Company.

“Cash Award” means an award denominated in cash.
“Change in Control,” unless otherwise defined by the Committee prior to the occurrence of the event, means the time when (i) any Person becomes an Acquiring Person; (ii) individuals who shall qualify as Continuing Directors of the Company shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company; (iii) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”); or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, provided, however, that: (1) in the case of either clause (i) or (ii), a Change in Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors; (2) in the case of clause (i), a Change in Control shall not be deemed to have occurred upon the acquisition of stock of the Company by a pension, profit-sharing, stock bonus, employee stock ownership plan or other retirement plan intended to be qualified under IRC Section 401(a) established by the Company or any subsidiary of the Company, and in any event, stock held by such a plan shall not be treated as outstanding in determining ownership percentages for purposes of this definition; and (3) in the case of clause (iii), a Change in Control shall exclude a Business Combination pursuant to which: (A) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Securities, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination are Continuing Directors.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Human Resources Committee of the Board or such other independent Committee of the Board as is designated by the Board to administer the Plan, consisting of three or more members of the Board who satisfy the independence requirements of (i) Section 10C of the Securities Exchange Act of 1934 and the rules promulgated thereunder, (ii) the listing standards of the New York Stock Exchange (“NYSE”) and applicable laws and regulations and (iii) if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934.
“Common Stock” means Winnebago Industries, Inc. common stock, par value $.50 per share.
“Company” means Winnebago Industries, Inc., an Iowa corporation, or any successor thereto.
“Continuing Director” means (i) any member of the Board of Directors of the Company, which such person is a member of the Board, who is not an Affiliate or Associate of any Acquiring Person or of any such Acquiring Person's Affiliate or Associate and was a member of the Board prior to the time when such Acquiring Person shall have become an Acquiring Person, and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person or any Affiliate or Associate of any Acquiring Person or a representative or nominee of an Acquiring Person or of any Affiliate or Associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.
“Deferred Compensation” means any Award that provides for the non-qualified “deferral of compensation” as defined in Treas. Reg. Sec. 1.409A-1(b) and that is not otherwise exempt from the requirements of IRC Section 409A. For purposes of the limitations on deferred compensation under IRC Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under IRC Section 409A.
“Director Award” means any Equity Award (other than Incentive Stock Options and SARs) and Cash Award granted, whether singly, in combination or in tandem, to a Participant who is a Non-employee Director pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee may establish in order to fulfill the objectives of the Plan.
“Director Award Agreement” means a written agreement setting forth the terms, conditions and limitations applicable to a Director Award, to the extent the Committee determines such agreement is necessary, and may include a written document providing for Awards to more than one Non-employee Director upon terms and conditions set forth in the written document in lieu of individual agreements.
“Disability” means the Participant is unable to perform each of the essential duties of such Participant's position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that any distribution event upon a Disability of any Award that constitutes Deferred Compensation shall comply with the definition provided for purposes of IRC Section 409A.
“Dividend Equivalents” means, as determined by the Committee in its sole discretion with respect to Equity Awards that are to be issued at the end of the Restriction Period or deferral period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period on a like number of shares of Common Stock.
“Employee” means an employee of the Company or any of its Affiliates.
“Employee Award” means any Equity Award or Cash Award granted, whether singly, in combination or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee may establish in order to fulfill the objectives of the Plan.
“Employee Award Agreement” means a written agreement setting forth the terms, conditions and limitations applicable to an Employee Award, to the extent the Committee determines such agreement is necessary, and may include a written document providing for Awards to more than one Employee upon terms and conditions set forth in the written document in lieu of individual agreements.
“Equity Award” means any Option, SAR, Stock Award, or Performance Award (other than a Performance Award denominated in cash) granted to a Participant under the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) (A) if Common Stock is listed on a national securities exchange, the closing price per share of such Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the next succeeding date on which such a sale was so reported, (B) if Common Stock is not so listed but is quoted on the NASDAQ National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the NASDAQ National Market on that date, or, if there shall have been no such sale so reported on that date, on the next succeeding date on which such a sale was so reported, or, at the discretion of the Committee, the price prevailing on the NASDAQ National Market at the time of exercise, (C) if Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the next succeeding date on which such quotations shall be available, as reported by the NASDAQ Stock Market, or, if not reported by the NASDAQ Stock Market, by the National Quotation Bureau Incorporated or (D) if Common Stock is not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (ii) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan; provided, however, that with respect to any Equity Award that is intended to be exempt from the requirements of IRC Section 409A, a value determined by the reasonable application of a reasonable valuation method as defined in regulations and other guidance promulgated under IRC Section 409A.
“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.
“Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.
“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in IRC Section 422.
“Joint Venture” means any joint venture or partnership in which the Company has 50% or more ownership, voting, capital or profit interests (in whatever form); provided, however, where the grant of an Equity Award under this Plan is based upon a legitimate business criteria, “20% or more” may be used instead of “50% or more”.
“Non-employee Director” means an individual serving as a member of the Board who is not an Employee of the Company or any of its Affiliates.
“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Grant Price, which may be an Incentive Stock Option or a Non-qualified Stock Option.
“Participant” means an Employee or Non-employee Director to whom an Award has been granted under this Plan.
“Performance Award” means an Award made pursuant to this Plan that is subject to the attainment of one or more performance goals.
“Performance Goal” means an objective performance standard established by the Committee to determine in whole or in part whether a Qualified Performance Award shall be earned. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business segments, units or divisions of the Company, or the Company as a whole, and on an absolute basis, rate basis, or relative to a peer group of companies or other benchmark, and may exclude the effect of changes in accounting standards and nonrecurring unusual event specified by the Committee, such as write-offs, capital gains and losses and acquisitions and dispositions of businesses and assets. A Performance Goal may include one or more of the following:

•	Stock price measures (including but not limited to growth measures and total shareholder return);

•	Earnings per share (actual or targeted growth);

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

•	Economic value added (“EVA”);

•	Net income measures (including but not limited to income after capital costs and income before or after taxes);

•	Revenue and/or sales (gross or net) and margins,

•	Operating income;

•	Cash flow and working capital measures;

•	Return measures (including but not limited to return on assets, equity and/or invested capital);

•	Growth measures (including revenue or sales growth),

•	Market share;

•	Product quality and customer satisfaction measures; and

•	Corporate values and strategic measures (including but not limited to ethics compliance, environmental, safety, strategic and succession planning).

Unless otherwise stated, such a Performance Goal need not be based upon an increase under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).
“Person” means an individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or political subdivision thereof.
“Qualified Performance Award” means a Performance Award made to a Participant who is an Employee that is intended to qualify as qualified performance-based compensation under IRC Section 162(m), as described in paragraph 8(v)(B) of the Plan.
“Restricted Stock” means a Stock Award that is restricted or subject to forfeiture provisions.
“Restriction Period” means a period of time beginning as of the Grant Date of a Restricted Stock Award and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.
“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price, in each case, as determined by the Committee.
“Stock Award” means an Award in the form of shares of Common Stock or Stock Units, including an award of Restricted Stock.
“Stock Unit” means a unit equal to one share of Common Stock granted to either an Employee or a Non-employee Director.
“Subsidiary” means any corporation or limited liability company of which the Company directly or indirectly owns shares or membership interests representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation; provided, however, where the grant of an Equity Award under this Plan is based upon a legitimate business criteria, “20% or more” may be used instead of “50% or more”.
4.Eligibility.

(a)Employees. Employees eligible for the grant of Employee Awards under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, may have a significant effect on the success of the Company and its Affiliates.

(b)Directors. Members of the Board eligible for the grant of Director Awards under this Plan are those who are Non-employee Directors.

5.Common Stock Available for Awards. Subject to the provisions of paragraph 17 hereof, no Award shall be granted if it shall result in the aggregate number of shares of Common Stock issued under the Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding (after giving effect to the grant of the Award in question) to exceed [4,000,000] shares. The Committee and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

(a)Limitation on Awards. Subject to the provisions of paragraph 17 hereof,

(i)	up to 4,000,000 shares of Common Stock shall be available for Awards other than Options or SARs; and

(ii)	up to 4,000,000 shares shall be available for Incentive Stock Option Awards.

(b)Share Counting Rules. Subject to the provisions of paragraph 17 hereof:

(i)The number of shares of Common Stock that are the subject of Awards under this Plan that are forfeited or terminated, expire unexercised, are cancelled and settled in cash in lieu of Common Stock or are exchanged for Awards that do not involve Common Stock, shall be added back to the limits and again immediately become available for Awards hereunder.

(ii)Shares of Common Stock tendered or attested to in payment of the Grant Price of an Option and shares of Common Stock withheld by the Company to satisfy the tax withholding obligation shall not be added back to the applicable limit.

(iii)Shares of Common Stock that are reacquired by the Company with the amount received upon exercise of an Option shall not be added back to the applicable limit.

(iv)The aggregate shares Common Stock exercised pursuant to an SAR that is settled in Common Stock shall reduce the applicable limit, rather than the number of shares of Common Stock actually issued.

(v)Shares of Common Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards or obligations to grant future awards under the plans or arrangements of another entity shall not reduce the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Company or an Affiliate acquiring another entity or an interest in another entity.

(vi)Restricted Stock, Restricted Stock Units, Performance Awards and other Awards settled in shares of Common Stock shall reduce the applicable limit by 2.5 shares for each share of Common Stock covered by the Award.

6.Administration.

(a) Except as otherwise provided herein, this Plan shall be administered by the Committee. Any Award that is intended to be a Qualified Performance Award under paragraph 8(a)(v)(B) shall be issued by the Committee or a subcommittee consisting solely of members of the Board who are “outside directors” under IRC Section 162(m) and regulations and other guidance promulgated thereunder.

(b)Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award, accelerate the vesting or exercisability of an Employee Award, eliminate or make less restrictive any restrictions applicable to an Employee Award, waive any restriction or other provision of this Plan (insofar as such provision relates to Employee Awards) or an Employee Award or otherwise amend or modify an Employee Award in any manner that is either (i) not adverse to the Participant to whom such Employee Award was granted or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee, with respect to Employee Awards, in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(c)The Committee shall have the independent authority and discretion over the appointment, compensation and oversight of the services of advisors to the Committee, including compensation consultants and legal counsel, provided such advisors meet the standards for independence as established by the exchange on which the Company's Common Stock is traded. The Company shall pay the compensation and expenses of such advisors. The Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.

(d)No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

7.Delegation of Authority. Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Committee may authorize the Chief Executive Officer of the Company or a committee consisting solely of members of the Board to grant individual Employee Awards from such pool pursuant to such conditions or limitations as the Committee may establish, except as otherwise provided in paragraph 6(a). The Committee may also delegate to the Chief Executive Officer and to other executive officers of the Company its administrative duties under this Plan (excluding its granting authority) pursuant to such conditions or limitations as the Committee may establish.

8.Employee Awards.

(a)Subject to the limitation under paragraph 8(b), the Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Employee Award may, in the discretion of the Committee, be embodied in an Employee Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and, if required by the Committee, shall be signed by the Participant to whom the Employee Award is granted and by an Authorized Officer for and on behalf of the Company. Employee Awards may consist of those listed in this paragraph 8(a) and may be granted singly, in combination or in tandem. Employee Awards may also be granted in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Affiliates, including the plan of any acquired entity. Except as provided in paragraph 8(b)(iv), an Employee Award may provide for the grant or issuance of additional, replacement or alternative Employee Awards upon the occurrence of specified events. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Employee Awards shall be treated as set forth in the applicable Employee Award Agreement or as otherwise specified by the Committee.

(i)Option. An Employee Award may be in the form of an Option. On the Grant Date, the Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock subject to such Option. The term of the Option shall extend no more than 10 years after the Grant Date. Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions and paragraph 8(b)(iv), the terms, conditions and limitations applicable to any Options awarded to Employees pursuant to this Plan, including the Grant Price, the term of the Options, the number of shares subject to the Option and the date or dates upon which they become exercisable, shall be determined by the Committee. Any Option that is intended to constitute an Incentive Stock Option shall contain terms and conditions required under IRC Section 422A applicable to the Employee; provided, however, the Committee may modify the terms and conditions of such Option even though such modification may cause the Incentive Stock Option to become a Non-qualified Stock Option.

(ii)Stock Appreciation Rights. An Employee Award may be in the form of a SAR. On the Grant Date, the Grant Price of a SAR shall be not less than the Fair Market Value of the Common Stock subject to such SAR. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The exercise period for a SAR shall extend no more than 10 years after the Grant Date. Subject to the foregoing provisions and paragraph 8(b)(iv), the terms, conditions and limitations applicable to any SARs awarded to Employees pursuant to this Plan, including the Grant Price, the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee.

(i)Stock Award. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted to Employees pursuant to this Plan shall be determined by the Committee; provided that any Stock Award which is not a Performance Award shall have a minimum Restriction Period of one year from the Grant Date, provided further that (i) the Committee may provide for earlier vesting upon a termination of employment by reason of death,

Disability or retirement after age 60, and (ii) such one-year minimum Restriction Period shall not apply to a Stock Award that is granted in lieu of salary or bonus.

(ii)Cash Award. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted to Employees pursuant to this Plan shall be determined by the Committee.

(iii)Performance Award. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Employees pursuant to this Plan shall be determined by the Committee; provided that any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the Grant Date, provided further that the Committee may provide for earlier vesting upon a termination of employment by reason of death, Disability or retirement after age 60. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value, vesting and/or amount of Performance Awards that will be paid out to the Employee.

(A)Non-qualified Performance Awards. Performance Awards granted to Employees that are not intended to be Qualified Performance Awards under paragraph 8(a)(v)(B) shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B)Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as qualified performance-based compensation under IRC Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates or (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established) to which the Performance Goal relates, and in any event while the outcome of the Performance Award is substantially uncertain. In interpreting Plan provisions applicable to Performance Goals and Qualified Performance Awards, it is the intent of the Plan to conform with the standards of IRC Section 162(m) and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to IRC Section 162(m), and the Committee shall be guided by such provisions in establishing such goals. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. No Qualified Performance Awards shall be granted unless the Performance Goals have been approved by the shareholders of the Company within 5 years of the commencement of the performance period to which such Performance Goals relate.

(b)Notwithstanding anything to the contrary contained in this Plan and subject to the provisions of paragraph 17, the following limitations shall apply to any Employee Awards made hereunder:

(i)no Participant may be granted, during any fiscal year, Employee Awards consisting of Options or SARs (including Options or SARs that are granted as Performance Awards) that are exercisable for more than 500,000 shares of Common Stock;

(ii)no Participant may be granted, during any fiscal year, Employee Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 200,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as “Stock Based Awards Limitations”);

(iii)no Participant may be granted Employee Awards consisting of cash (including Cash Awards that are granted as Performance Awards) in respect of any fiscal year having a value determined on the Grant Date in excess of $2,000,000; and

(iv)no Award shall have the effect of or result in: (A) lowering the Grant Price of an existing Option or SAR; (B) a “repricing” of an existing Option or SAR under generally accepted accounting principles; or (C) cancel an existing Option or SAR at a time when its Grant Price exceeds the Fair Market Value of the Company's Common Stock in exchange for another Employee Award, including cash or other Equity Award in the Company.

9.Director Awards.

(a)The Committee may grant Director Awards to the Non-employee Directors of the Company from time to time in accordance with this paragraph 9. Director Awards may consist of those listed in this paragraph 9 and may be granted singly, in combination or in tandem. Each Director Award may, in the discretion of the Committee, be embodied in a Director Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and, if required by the Committee, shall be accepted by the Director to whom the Director Award is granted and signed by an Authorized Officer for and on behalf of the Company.

(i)Stock Awards. A Director Award may be in the form of a Stock Award. A Non-employee Director may not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of a Stock Award until he or she terminates service as a

Non-employee Director, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Stock Award prior to such time shall have no effect. Any additional terms, conditions and limitations applicable to any Stock Awards granted to a Non-employee Director pursuant to this Plan shall be determined by the Committee.

(ii)Performance Awards. Without limiting the type or number of Director Awards that may be made under the other provisions of this Plan, a Director Award may be in the form of a Performance Award. A Non-employee Director may not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Performance Award until he or she terminates service as a Non-employee Director, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Performance Award prior to such time shall have no effect. Any additional terms, conditions and limitations applicable to any Performance Awards granted to a Non-employee Director pursuant to this Plan shall be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Non-employee Director.

(iii)Non-qualified Stock Options. A Director Award may be in the form of a Non-qualified Stock Option. On the Grant Date, the Grant Price of a Non-qualified Stock Option shall be not less than the Fair Market Value of the Common Stock subject to such Option. The term of the Non-qualified Stock Option shall extend no more than 10 years after the Grant Date. Non-qualified Stock Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Non-qualified Stock Options awarded to Directors pursuant to this Plan, including the Grant Price, the term of the Non-qualified Stock Options, the number of shares subject to the Non-qualified Stock Option and the date or dates upon which they become exercisable, shall be determined by the Committee.

(b)Awards Limitations. Notwithstanding anything to the contrary contained in this Plan, no Participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 10,000 shares of Common Stock (the limitation set forth in this paragraph (b) being hereinafter referred to as a “Stock Based Awards Limitation”) or Non-qualified Stock Options for more than 20,000 shares of Common Stock during any fiscal year.

10.Payment of Awards.

(a)General. Payment made to a Participant pursuant to an Award may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Administrator shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If such payment is made in the form of Restricted Stock, the Administrator shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Administrator may determine.

(b)Deferral of Awards. The Committee may require or may permit Employees and Non-employee Directors to elect to defer the issuance of Common Stock or the payment or settlement of Awards in cash under this Plan pursuant to such rules, procedures, or programs as it may establish from time to time; provided, however, the Committee shall not, in establishing the terms and provisions of any Award or in exercising its powers under this Plan: (i) create any arrangement which would constitute an employee pension benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act, as amended, unless the arrangement provides benefits solely to one or more individuals who constitute members of a select group of management or highly compensated employees; or (ii) create any arrangement that would constitute Deferred Compensation unless the arrangement is exempt from or complies with the requirements of IRC Section 409A or unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with IRC Section 409A.

(c)Deferred Compensation. With respect to any Award that constitutes Deferred Compensation, such Award shall provide for payment or exercise only upon: (i) a fixed date or schedule that complies with the requirements of Treas. Reg. Sec. 1.409A-3; (ii) on a date based upon the Employee's or Non-employee Director's “separation from service,” (including the delay in payment upon separation from service for “specified employees”) or “disability,” or “change in control” as those terms are defined under IRC Section; or (iii) the Participant's death. Any election permitted under any Award that constitutes Deferred Compensation shall comply with the requirements of Treas. Reg. Sec. 1.409A-2. In addition, with respect to any Award that constitutes Deferred Compensation, except to the extent acceleration or deferral is permitted by or complies with the requirements of IRC Section 409A, neither the Committee nor any Employee or Non-employee Director may substitute, accelerate or defer the time or schedule of any payment or exercise of, or the amount scheduled to be reported as income as a result. In no event shall the Company, the Committee or the Administrator be responsible for any taxes imposed as a result of non-compliance with IRC Section 409A.

(d)Dividends, Earnings and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Administrator may establish. Dividend Equivalents may be paid in cash or in Common Stock or any combination thereof as determined by the Committee at the time of payment of the dividend, and may be paid concurrently with the payment of dividends or may be deferred; provided, however, and Dividend

Equivalents that constitute Deferred Compensation shall comply with the requirements of IRC Section 409A and regulations and guidance promulgated thereunder. The Administrator may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and Dividend Equivalents for Stock Awards.

(e)Substitution of Awards. Subject to paragraphs 8(b)(iv), 11(b), 14 and 16, at the discretion of the Committee, a Participant who is an Employee may be offered an election to substitute an Employee Award for another Employee Award or Employee Awards of the same or different type.

11.Change in Control.

(a)Vesting. Notwithstanding the provisions of paragraphs 8 and 9 hereof, unless otherwise expressly provided in the applicable Award Agreement, or as specified in the next sentence, in the event of a Change in Control during an Employee's employment (or service as a Non-employee Director) with the Company or one of its Affiliates, each Equity Award granted under this Plan to the Participant shall become immediately vested and fully exercisable. Unless the Committee determines at or prior to the Change in Control, no Qualified Performance Award for which the performance period has not expired shall accelerate at the time of a Change in Control.

(b)Cancellation and Payment. Except as otherwise provided in an Award Agreement, if a Change in Control occurs and the agreements effectuating the Change in Control to not provide for the assumption or substitution of all Awards under this Plan (“Non-assumed Awards”), the Committee, in its sole and absolute discretion, may, with respect to any or all Non-assumed Awards, take any or all of the following actions to be effective as of the date of the Change in Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period immediately preceding the date of the Change in Control, but only if such action remains contingent upon the effectuation of the Change in Control) (such date referred to as the “Action Effective Date”):

(i)Unilaterally cancel such Non-Assumed Award in exchange for whole and/or fractional shares of Common Stock (or whole shares and cash in lieu of any fractional Common Stock) or whole and/or fractional shares of a successor (or for whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, is equal to the excess of:

(A)in the case of Options and SARs, the Common Stock that could be purchased subject to such Non-Assumed Award less the aggregate Grant Price for the Options and SARs; and

(B)in the case of Stock Awards and Performance Awards, Common Stock subject to such Non-Assumed Award determined as of the Action Effective Date (taking into account vesting), less the value of any consideration payable with respect to such Stock Awards and Performance Awards.

(ii)Unilaterally cancel such Non-Assumed Award in exchange for cash or other property, including without limitation, the value of the consideration paid to holders of the Company's Common Stock in connection with the Change in Control, equal to the excess of:

(A)in the case of Options and SARs, Common Stock that could be purchased subject to such Non-Assumed Award less the aggregate Grant Price for the Options and SARs; and

(B)in the case of Stock Awards and Performance Awards, Common Stock subject to such Non-assumed Award determined as of the Action Effective Date (taking into account vesting), less the value of any consideration payable with respect to such Stock Awards and Performance Awards.

In the event the Grant Price or consideration payable on exercise is equal to or greater than the Common Stock, cash or other property payable as provided in paragraphs 10(b)(i) and 10(b)(ii), then such Options, SARs and other Equity Awards shall be automatically cancelled without payment of any consideration therefor.
(iii)In the case of Options and SARs, unilaterally cancel such Non-Assumed Award after providing the holder of such Option and SAR with:

(A)an opportunity to exercise such Non-Assumed Award to the extent vested within a specified period prior to the date of the Change in Control; and

(B)notice of such opportunity to exercise prior to the commencement of such specified period.

(c)Deferred Compensation. If a Change in Control occurs that does not constitute a “change in control” as defined under IRC Section 409A and regulations and guidance promulgated thereunder, then any Award that constitutes Deferred Compensation shall be settled in cash equal to the Award's Fair Market Value at the time of the Change in Control (or if Performance Awards, the value based on the Performance Goals, if greater), plus interest at the United States prime rate at the time of the Change in

Control plus 1% until the date of payment, which shall be the time the original restriction period would have closed, the Performance Award would have been originally payable, or the date elected pursuant to the proper deferral election, as applicable.

(d)Change in Control Agreement. Notwithstanding the foregoing, if a Change in Control occurs, then, except to the extent otherwise provided in the Award Agreement, each Award shall be governed by applicable law and the documents effectuating the Change in Control.

12.Option Exercise. The Grant Price shall be paid in full at the time of exercise in cash or check or, if permitted by the Committee and elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock or other Awards, including, without limitation, cashless or net exercise, pyramid exercise and by attestation. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this paragraph.

An optionee desiring to pay the Grant Price of an Option by tendering Common Stock using the method of attestation may, subject to any such conditions and in compliance with any such procedures as the Committee may adopt, do so by attesting to the ownership of Common Stock of the requisite value in which case the Company shall issue or otherwise deliver to the optionee upon such exercise a number of shares of Common Stock subject to the Option equal to the result obtained by dividing (a) the excess of the aggregate Fair Market Value of the shares of Common Stock subject to the Option for which the Option (or portion thereof) is being exercised over the Grant Price payable in respect of such exercise by (b) the Fair Market Value per share of Common Stock subject to the Option, and the optionee may retain the shares of Common Stock the ownership of which is attested.
13.Taxes. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

14.Forfeiture and Recoupment.

(a)Without limiting in any way the generality of the Committee's power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Employee Award that the Employee's rights, payments, and benefits with respect to a Employee Award, including any payment or shares of Common Stock received upon exercise or in satisfaction of the Employee Award under this Plan shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time. Such events shall include, but shall not be limited to, failure to accept the terms of the Employee Award Agreement, termination of service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreement that may apply to the Employee, or other conduct by the Employee that the Committee determines is detrimental to the business or reputation of the Company and its Subsidiaries, including facts and circumstances discovered after termination of employment.

(b)The Company shall require the chief executive officer and chief financial officer of the Company to disgorge bonuses, other incentive- or equity-based compensation, and profits on the sale of shares of Common Stock received within the 12-month period following the public release of financial information if there is a restatement of such financial information because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The operation of this paragraph 14(b) shall be in accordance with the provisions of Section 302 of Sarbanes-Oxley Act and any applicable guidance.

(c)The Company shall require each current and former executive officer to disgorge bonuses, other incentive- or equity-based compensation received within 36-month period prior to the public release of the restatement of financial information due to material noncompliance with the financial reporting requirements under the federal securities laws. The amount to be recovered shall be the percentage of incentive compensation, including equity awards, in excess of what would have been paid without the restated results. The operation of this paragraph 14(c) shall be in accordance with the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable guidance.

(d)The Committee shall determine, as late as the time of the recoupment, regardless of whether such method is stated in the Employee Award Agreement, whether the Company shall effect any such recoupment: (i) by seeking repayment from the

Employee; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Employee under any compensatory plan, program or arrangement maintained by the Company or any of its Affiliates; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made to the Employee in accordance with the Company's otherwise applicable compensation practices; (iv) by a holdback or escrow (before or after taxation) of part or all of the shares of Common Stock, payment or property received upon exercise or satisfaction of the Employee Award; or (v) by any combination of the foregoing.

15.Amendment, Modification, Suspension or Termination of the Plan. The Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant, provided, however, that no amendment that results in a change in the tax consequences of an Award shall require the consent of the Participant; and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent such approval is required by applicable legal or tax requirements or the requirements of the securities exchange on which the Company's stock is listed. Notwithstanding the forgoing, the Committee may reform any provision in an Award intended to be exempt from IRC Section 409A to maintain to maximum extent practicable the original intent of the applicable provision without violating the provisions of IRC Section 409A; provided, however, that if no reasonably practicable reformation would avoid the imposition of any penalty tax or interest under IRC Section 409A, no payment or benefit will be provided under the Award and the Award will be deemed null, void and of no force and effect, and the Company shall have no further obligation in connection with such Award.

16.Assignability. Unless otherwise determined by the Administrator and provided in the Award Agreement or the terms of the Award, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, beneficiary designation or the laws of descent and distribution. In the event that a beneficiary designation conflicts with an assignment by will, the beneficiary designation will prevail. The Administrator may prescribe and include in applicable Award Agreements or the terms of the Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 15 shall be null and void.

17.Adjustments.

(a)The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards, (iii) the Grant Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, (v) the limitations on Awards set forth in paragraph 5(b), and (vi) Stock Based Awards Limitations shall each be adjusted proportionately by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (i) the number of shares of Common Stock reserved under this Plan; (ii) the number of shares of Common Stock covered by outstanding Awards, (iii) the Grant Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, (v) the limitations on Stock Awards set forth in paragraph 5(b), and (vi) Stock Based Awards Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

18.Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Administrator may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

19.Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Company to administer the Plan. The Company shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Company, the Board or the Committee be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or the terms of the Award, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

20.Right to Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company.

21.Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

22.Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Iowa.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

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3)  Sign and date the proxy card.
4)  Return the proxy card in the envelope provided.
The deadline for voting is 12:00 p.m. (CST) on Monday, December 16, 2013.

Your Vote is Important
Do not return this proxy card if you appoint your proxy to vote by telephone or Internet. Your electronic appointment of a proxy by telephone or via the Internet authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, and 4.
1.	Election of	01 Robert M. Chiusano	03 Lawrence A. Erickson	☐	Vote FOR all nominees	☐	Vote WITHHELD
	Class II directors:	02 Jerry N. Currie			(except as marked)		from all nominees

(Instructions: To withhold authority to vote any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory approval of executive compensation, (the "say on pay" vote).			☐ For ☐ Against ☐ Abstain

3.	Approval of the 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan			☐ For ☐ Against ☐ Abstain

4.	Ratification of the appointment of Deloitte & Touche LLP as Winnebago Industries, Inc. Independent Registered Public Accountant for our fiscal year 2014.			☐ For ☐ Against ☐ Abstain

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS Tuesday, December 17, 2013 4:00 p.m. Central Standard Time Winnebago Industries' South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa

WINNEBAGO INDUSTRIES INC.

NORTH
PIZZA HUT
K-WAY
EXIT #203
FOREST CITY
16 MILES
HIGHWAY #9
MINNEAPOLIS, MN
(2 hours/ 70 MPH)
SECOR AVE.
HIGHWAY #69
DOLLAR GENERAL
GOLDY'S
DOWNTOWN
FOREST CITY
CASEY'S
GENERAL
STORE
CASEY'S
GENERAL
STORE
EAST J STREET
SCHNEBLEY'S
4TH STREET
HIGHWAY #69
INTERSTATE I-35
GATE #3
GATE #2
WIT &
VISITOR
INFORMATION
CENTER
LODGE KNIGHTS INN
DES MOINES, IA
(2 hours / 70 MPH)
WINNEBAGO INDUSTRIES
ACTIVITY COMPLEX & RALLY GROUNDS
B14 (CRYSTAL LAKE ROAD) GATE #1
SOC
WINNEBAGO INDUSTRIES
INTERNATIONAL OFFICES
SOUTH OFFICE COMPLEX
641/585-3535
SID'S
SUPER 8 MOTEL
B-14
AIRPORT

DIRECTIONS:
1)  From I-35
* From I-35, take exit number 203, and turn right (West) on IA-9 towards Forest City.
 * At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
 * Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
 * Turn right (West) on B14 and continue approximately 1/2 mile to Gate #1.
 * Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.
2)  From I-80
 * From I-80, take exit number 137B, turning on to I-35 North towards Minneapolis.
 * Take exit number 203, IA-9 (West) towards Forest City.
 * At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
 * Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
 * Turn right (West) on B14 and continue approximately 1/2 mile to Gate #1.
 * Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.
3)  From I-90
 * From I-90, take exit number 159A, turning on to I-35 South towards Albert Lea.
 * Exit I-35 on exit number 203, IA-9 right (West) towards Forest City.
 * At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
 * Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
 * Turn right (West) on County Road B14 and continue approximately 1/2 mile to Gate #1.
 * Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.

Winnebago Industries, Inc. Forest City, Iowa	proxy
Proxy solicited on behalf of the Board of Directors of the Company for Annual Meeting on December 17, 2013.
The undersigned hereby appoints Randy J. Potts and Scott C. Folkers, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held at Winnebago Industries' South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa on the 17th day of December, 2013, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof.

(Continued, and to be signed and dated, on the other side.)